                           RECAPITALIZATION AGREEMENT

          THIS RECAPITALIZATION AGREEMENT ("Agreement") is made the 9th day of February, 1996, by and among TRW INC. ("TRW"), an Ohio corporation, TRW IS&S INTERNATIONAL, INC. ("IS&S International"), an Ohio corporation, IS&S HOLDINGS, INC. ("Holdings"), a Delaware corporation, TRW HOTEL COMPANY
INC. ("TRW Hotel"), an Ohio corporation, TRW MICROWAVE INC. ("Microwave"), a California corporation, INFORMATION SYSTEMS & SERVICES, INC. ("Operating Company"), an Ohio corporation, and EXPERIAN CORPORATION ("Purchaser"), a Delaware corporation.

                                    RECITALS

          A. The TRW Information Systems & Services Business provides consumer and business credit decision support, marketing information services and real estate information services to a variety of customers (the "Business").

          B.   The Business is organized as follows:

               Consumer Information Services provides consumer credit reports to banks, retailers, financial organizations and other credit-granting organizations and provides information used for targeted marketing by businesses in the credit, real estate, banking and direct marketing industries.

               Business Information Services provides business credit decision support and demographic information for business-to-business credit granting and direct marketing efforts.

               Real Estate Information Services, through TRW REDI Property Data, an Ohio general partnership ("Partnership"), provides property data services and title information services to title companies, appraisers, real estate brokers, lenders, county governments and other organizations.

          C. TRW, Holdings, IS&S International, Microwave, Operating Company, TRW Hotel and Purchaser desire to consummate the recapitalization transactions contemplated by this Agreement on the terms and conditions set forth herein,

          D. The Recapitalization will consist of the following transactions (collectively, the "Recapitalization"), which transactions will be consummated in the following order and, with the exception of steps 1 through 3 below, each will be conditioned upon the occurrence of the other transactions:

          1. IS&S International will distribute to TRW, as a dividend, the Mexican Investments (as herein defined) and all other Acquired Assets (as herein defined) held by IS&S International;

          2. TRW will transfer to Microwave, as a capital contribution, TRW's 60% interest in the Partnership;

          3. Microwave will acquire from TRW and assume, and TRW will assign and transfer to Microwave, as a capital contribution, the Acquired Assets (including, without limitation, the Mexican Investments and all TRW Hotel Shares) and the Assumed Liabilities, and TRW and Microwave will enter into a trademark agreement substantially in the form of the Trademark Agreement;

          4. Microwave will transfer to TRW Hotel, as a capital contribution, Microwave's 60% interest in the Partnership;

          5. TRW Hotel will purchase from Elsevier Realty Information, Inc. ("Elsevier"), Elsevier's 40% interest in the Partnership, with the result that TRW Hotel will have 100% of the interests in the Partnership and the Partnership's existence will terminate;

          6. Operating Company will purchase from Microwave and assume, and Microwave will sell, assign and transfer to Operating Company, the Acquired Assets (including, without limitation, the Mexican Investments, all TRW Hotel Shares and an assignment of Microwave's rights and interests under the trademark agreement between TRW and Microwave referred to above) and the Assumed Liabilities for an aggregate consideration of One Billion One Hundred Million Dollars ($1,100,000,000), consisting of a Seven Hundred Fifty-Five Million Dollars ($755,000,000) demand promissory note payable by Operating Company to Microwave (the "Demand Note") and shares of stock in Operating Company with an aggregate issuance price of Three Hundred Forty-Five Million Dollars ($345,000,000);

          7. TRW will transfer to Microwave, as a capital contribution, all remaining outstanding shares of stock of Operating Company;

          8. TRW will transfer to Microwave, as a capital contribution, all issued and outstanding shares of stock of Holdings;

          9. Holdings will purchase from Microwave, and Microwave will sell and transfer to Holdings, all issued and outstanding shares of stock of Operating Company in consideration of the issuance by Holdings to Microwave of shares of stock in

               Holdings with an aggregate issuance price of Three Hundred Forty-Five Million Dollars ($345,000,000);

         10. In connection with the Recapitalization, TRW, Microwave and Holdings will make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") and other related elections as described in Article VI hereof;

         11. Certain investors (the "Equity Investors") will make capital contributions to Purchaser in an aggregate cash amount of not less than Two Hundred Fifty-Five Million Dollars ($255,000,000) and Purchaser will issue to the Equity Investors shares of stock in respect thereof;

         12. Purchaser will merge with and into Holdings, with Holdings surviving the merger (the "Merger");

         13. Pursuant to and immediately following the Merger, (a) the Equity Investors in the aggregate will hold not more than 94.44% of the shares of Holdings' outstanding common stock, (b) Microwave will hold not less than 5.56% of Holdings' then outstanding common stock, and (c) Microwave will receive Two Hundred Fifty-Five Million Dollars ($255,000,000) in cash and shares of Holding's senior convertible preferred stock with an aggregate issuance price of Seventy-Five Million Dollars ($75,000,000) and having the other terms set forth on Appendix Q hereto;

         14. Operating Company will obtain debt financing in an aggregate amount of not less than Eight Hundred Five Million Dollars ($805,000,000) in the form of senior secured credit facilities and senior subordinated notes;

         15. Operating Company will pay Seven Hundred Fifty-Five Million Dollars ($755,000,000) in cash to Microwave as payment in full of the Demand Note; and

         16. Operating Company and TRW will enter into the Trademark Agreement as a replacement of the trademark agreement referred to in paragraphs 3 and 6 above which will be cancelled.

                            TERMS AND CONDITIONS

          NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              General Provisions

        1.1. Definitions: Appendix A to this Agreement sets forth the definitions of certain terms used in this Agreement.

        1.2. Other Definitions and Meanings; Interpretation: For purposes of this Agreement, the term "parties" means (except where the context otherwise requires) TRW, Holdings, IS&S International, Microwave, Operating Company, TRW Hotel and Purchaser; the term "person" includes any natural person, firm, association, partnership, corporation, governmental agency, or other entity other than the parties; and the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole. The table of contents and the headings of the Articles and Sections of this Agreement have been included herein for convenience of reference only and will not be deemed to affect the meaning of the operative provisions of this Agreement. All dollar ($) amounts referred to herein are in United States Dollars.

        1.3. TRW's Knowledge: Where a statement contained in this Agreement or an Appendix hereto is said to be to "TRW's knowledge" (or words of similar import) such expression means that, after having conducted a reasonable due diligence review and in reliance on due diligence certifications resulting from that review, both as described in Appendix B hereto, TRW believes the statement to be true, accurate, and complete in all material respects.

        1.4.  Parts of Disclosure Package; Disclosure of Exceptions:
Neither the reference to any item or matter in any of the nineteen (19) Parts to the Disclosure Package (as herein defined), nor the inclusion of any document therein, will disclose an exception to any representation or warranty, except to the extent that such item, matter or document is disclosed under the caption "Exceptions" in the Part referred to in such representation and warranty. In addition to any item, matter or document which is specifically referenced in any Part and thereby disclosed by such reference, any item, matter or document so disclosed in any of said Parts will be deemed to have been disclosed in any other Part to the extent that (a) it should have been disclosed on such other Part and (b) it is apparent from the disclosure on such first Part that the information disclosed is germane to the representation to which such other Part relates.

                                  ARTICLE II

                               Recapitalization

     2.1. Pre-Merger Recapitalization Transactions: On and subject to the terms and conditions of this Agreement, prior to the Effective Time (as herein defined), TRW will cause the following to occur:

     (a) IS&S International will distribute to TRW, as a dividend, the Mexican Investments and all other Acquired Assets held by IS&S International;

     (b) TRW will transfer to Microwave, as a capital contribution, TRW's 60% interest in the Partnership;

     (c) Microwave will acquire from TRW and assume, and TRW will assign and transfer to Microwave, as a capital contribution, the Acquired Assets (including, without limitation, the Mexican Investments and all TRW Hotel Shares) and the Assumed Liabilities and TRW Microwave will enter into a trademark agreement substantially in the form of the Trademark Agreement;

     (d) Microwave will transfer to TRW Hotel, as a capital contribution, Microwave's 60% interest in the Partnership;

     (e) TRW Hotel will purchase from Elsevier Elsevier's 40% interest in the Partnership, with the result that TRW Hotel will hold 100% of the interests in the Partnership and the Partnership's existence will terminate;

     (f) Operating Company will purchase from Microwave and assume, and Microwave will sell, assign and transfer to Operating Company, the Acquired Assets (including, without limitation, the Mexican Investments, all TRW Hotel shares and an assignment of its rights and interests under the trademark agreement between TRW and Microwave referred to above) and the Assumed Liabilities for an aggregate consideration of One Billion One Hundred Million Dollars ($1,100,000,000), consisting of the Demand Note and shares of stock in Operating Company with an aggregate issuance price of Three Hundred Forty-Five Million Dollars ($345,000,000);

     (g) TRW will transfer to Microwave, as a capital contribution, all remaining outstanding shares of stock of Operating Company;

     (h) TRW will transfer to Microwave, as a capital contribution, all issued and outstanding shares of stock of Holdings;

          (i) Holdings will purchase from Microwave, and Microwave will sell and transfer to Holdings, all issued and outstanding shares of stock of Operating Company in consideration of the issuance by Holdings to Microwave of shares of stock in Holdings with an aggregate issuance price of Three Hundred Forty-Five Million Dollars ($345,000,000); and

          (j) In connection with the Recapitalization, TRW, Microwave and Holdings will make an election under Section 338(h)(10) of the Code and other related elections as described in Article VI hereof.

          2.2. Acquired Assets: For purposes hereof, the term "Acquired Assets" means all assets, properties, and rights held or used by the members of the TRW Group as of the Closing which relate to the conduct of the Business and, in the case of tangible assets, are located on or at a Business Facility, subject, however, to the provisions of Section 7.2 hereof and excluding the Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets will include all of the following assets which are used or held by the members of the TRW Group in the conduct of the Business and, in the case of tangible assets, are located on or at a Business Facility as of the Closing and are not identified as Excluded Assets:

          (a)  The Databases;

          (b) All Proprietary Software, Non-Proprietary Software, computer systems, telecommunication systems and other systems and services used primarily in the conduct of the Business;

          (c) All notes and accounts receivable other than those to be retained by TRW under the Supplemental Accounting Principles set forth in Appendix E-1 hereto;

          (d) All prepaid and similar items, including, without limitation, all prepaid expenses, deferred charges, advance payments and other prepaid items other than those to be retained by TRW under the Supplemental Accounting Principles set forth in Appendix E-1 hereto;

          (e) All inventories, wherever located, including, without limitation, inventories of finished goods and operating supplies;

          (f) All real property (whether as owner, lessor, lessee or otherwise), including, without limitation, all land, buildings, improvements, fixtures and appurtenances thereto and all such items under construction;

          (g) All personal property (whether as owner, lessor, lessee or otherwise), including, without limitation, all computer hardware, communications equipment, machinery, furniture, office equipment, cars, trucks and other vehicles;

     (h) All supplier lists and all orders, contracts and commitments for the purchase of goods and/or services, including, without limitation, all such items relating to the purchase of data, products and supplies;

     (i) All customer lists and all orders, contracts, commitments and proposals for the sale of products and services, including, without limitation, all agency agreements and all distribution and similar arrangements;

     (j) All other orders, contracts and commitments, including, without limitation, all leases, licenses, causes of action, rights of action and warranty and product liability claims against other persons;

     (k) All IS&S Intellectual Property (whether as owner, inventor, employer of an inventor, licensor, licensee or otherwise);

     (l)  The Mexican Investments;

     (m)  The TRW Hotel Shares;

     (n)  The CCB Shares;

     (o)  The capital stock of Lusk;

     (p)  The capital stock of Operating Company;

     (q)  The REDI Trademark;

     (r) All permits, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefor;

     (s)  The goodwill of the Business in or arising from the Acquired Assets;
          and

     (t) Subject to the provisions of Section 7.3 hereof, all business books and records of the Business, including, without limitation, all financial, operating, inventory, legal, personnel, payroll and customer records and all sales and promotional literature, correspondence and files; provided, however, that in the event that any such books or records are subject to any legal privilege, the parties agree to cooperate to protect such privilege to the extent practicable.

Notwithstanding the foregoing, any asset of the Business that requires a consent for transfer or assignment and as to which consent for such transfer or assignment has not been obtained by TRW prior to the Closing will be treated in accordance with Section 7.2 hereof and will not be deemed to be transferred or assigned to Purchaser as part of the Acquired Assets.

     2.3. Excluded Assets: Notwithstanding anything contained herein to the contrary, TRW will retain the Excluded Assets. Subject only to the provisions of the Other Agreements, for purposes hereof the term "Excluded Assets" means all tangible assets used by TRW at a location other than a Business Facility including, without limitation, the following rights, properties and assets of TRW as the same will exist as of the Closing:

     (a) All cash and cash equivalent items on the books of TRW as of the Closing, including, without limitation, certificates of deposit, time deposits, marketable securities and the proceeds of accounts receivable received on or prior to the Closing Date;

     (b) All rights, properties and assets of TRW used exclusively in businesses other than the Business;

     (c) All rights, properties and assets of the Business which will have been transferred or disposed of prior to the Closing in transactions conducted in the Ordinary Course of Business and not in breach of this Agreement;

     (d) The name and trademark and service mark "TRW" and the stylized "TRW" logo or their variations which are used by TRW as part of any trademark or trade name except for the rights granted pursuant to the Trademark Agreement;

     (e) All assets, whether or not used by TRW in its conduct of the Business, which are identified as Additional Excluded Assets on Appendix C hereto;

     (f) All accounts or other receivables of the Business payable from TRW or any subsidiary or affiliate of TRW; and

     (g) All current and deferred income tax assets and refunds (including interest) arising out of the conduct of the Business prior to the Closing.

          2.4. Assumed Liabilities: Subject to any contrary terms contained in the Other Agreements, the term "Assumed Liabilities" means all liabilities and obligations of the TRW Group as of the Closing arising out of the conduct of the Business, other than the Excluded Liabilities. Without limiting the generality of the foregoing, the Assumed Liabilities will include the following liabilities and obligations which arise or have arisen out of the conduct of the Business at or prior to the Closing and are not identified as Excluded Liabilities:

     (a) All liabilities and obligations incurred by TRW in its conduct of the Business which are accrued on the books of the Business as of the Closing;

     (b) All liabilities and obligations of TRW under (i) purchase orders, contracts, and other commitments for the purchase by TRW of products, data, information, supplies, leases or services in the conduct of the Business, and (ii) contracts, leases and purchase orders included in the Acquired Assets, including, without limitation, rights arising as a consequence of the assignment of the same by TRW to Purchaser hereunder;

     (c) All liabilities and obligations arising out of, resulting from or relating to claims arising out of the conduct of the Business which have not been resolved or settled prior to the Closing;

     (d) All liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Business whether before or after the Closing;

     (e) All liabilities and obligations arising out of, resulting from or relating to any violation of any statute, ordinance, regulation, order or other governmental requirement, including, without limitation, (i) the FCRA (ii) the Consent Orders or (iii) the Assurances of Discontinuance, in connection with the conduct of the Business before the Closing;

     (f) All liabilities and obligations arising out of Purchaser's obligations in connection with this Agreement and all liabilities and obligations arising out of the obligations of Holdings, Operating Company and TRW Hotel under Articles VII, VIII, IX and X hereof,

     (g) All liabilities and obligations arising out of, resulting from or relating to claims of infringement or other misappropriation of the Intellectual Property rights of other persons with respect to the production, preparation, use and sale of products and services by the Business whether before or after the Closing; and

     (h) All liabilities and obligations which are the responsibility of the Transaction Companies under the Shared Liabilities Agreement.

     2.5. Excluded Liabilities: Notwithstanding anything contained herein to the contrary, TRW will retain and timely discharge the Excluded Liabilities. For the purposes hereof the term "Excluded Liabilities" means the following liabilities and obligations of TRW:

(a) All liabilities and obligations (including, without limitation, any Environmental Claim) incurred by TRW and its subsidiaries in connection with the conduct of their businesses other than the Business;

(b) All liabilities and obligations of the Business which have been fully discharged or satisfied by the members of the TRW Group before the Closing in transactions in the Ordinary Course of Business and not in breach of this Agreement;

(c) All liabilities and obligations arising out of, resulting from or relating to any violation of any statute, ordinance, regulation, order or other governmental requirement in existence prior to the Closing, including, without limitation, (i) the FCRA, (ii) the Consent Orders or (iii) the Assurances of Discontinuance, with respect to which either (x) to the knowledge of TRW prior to the Closing, there exists a threat of claim whether or not in writing other than in the Ordinary Course of Business or
     (y) a written claim has been filed against any member of the TRW Group prior to the Closing before any court or by or before any administrative agency or any governmental authority;

(d) All obligations arising out of litigation, legal proceedings or investigations at law or in equity or by or before governmental agencies pending against TRW or any of its subsidiaries before the Closing, including, without limitation, the matters listed in Part H of the Disclosure Package;

(e) All liabilities and obligations arising out of the obligations of the TRW Group in connection with this Agreement, excluding all liabilities and obligations arising out of the obligations of Holdings, Operating Company and TRW Hotel under Articles VII, VIII, IX and X hereof;

(f) All accounts and notes payable of the Business payable to TRW or any subsidiary or affiliate of TRW on the Closing Date;

(g) All liabilities and obligations, whether or not arising primarily out of the conduct of the Business, which (1) are to be retained by TRW in accordance with Appendix E-1 or (2) which are identified as Additional Excluded Liabilities on Appendix C hereto;

(h) All liability Of the TRW Group for unpaid Taxes (i) related to the operation of the Business for periods ending on or prior to the Closing Date, or (ii) arising in connection with the transfer of the Acquired Assets by TRW and Microwave to Operating Company;

(i) All liabilities and obligations arising out of, resulting from or relating to the purchase of the Elsevier Partnership Interest and all obligations of the parties arising out of, resulting from or relating to the Partnership Agreement between TRW and Elsevier;

(j) Except as otherwise expressly provided by Article VIII hereof, all liabilities and obligations arising out of, resulting from or relating to any employee benefit plan, program, arrangement or agreement maintained or contributed to by TRW or any entity (other than the Partnership) which is or has been aggregated with TRW for purposes of section 414 of the Code or section 4001 of ERISA; and

(k) All liabilities and obligations arising out of, resulting from or relating to any Environmental Condition relating to the operations of the Business or the Business Facilities existing on or before the Closing and known to TRW.

2.6.  Merger of Purchaser into Holdings:

(a) The Merger: On and subject to the terms and conditions of this Agreement, the Purchaser will merge with and into Holdings at the Effective Time. Holdings will be the corporation surviving the Merger.

(b) The Closing: For purposes hereof, the term "Closing" means the consummation of the transactions contemplated hereby.

(c) Time, Date, and Place of Closing: The Closing will occur at 10:00 a.m. (Eastern Standard U.S.A. Time) on the later of (i) the date on which all of the conditions set forth in Article V of this Agreement are satisfied or waived and (ii) the date which is 45 days after satisfaction of the condition in Section 5.1(g) hereof (the "Closing Date"). The Closing will take place at the offices of TRW at 1900 Richmond Road, Lyndhurst, Ohio, or at such other place as the parties may agree in writing. The Closing will be deemed to have occurred as of the close of business on the Closing Date.

(d)  Actions at the Closing:  At the Closing (i) the members of the TRW
     Group will deliver to Purchaser the various certificates, instruments and documents referred to on Appendix M hereto, (ii) Purchaser will deliver to the members of the TRW Group the various certificates, instruments and documents referred to on Appendix N hereto, (iii) Holdings and Purchaser will file with the Secretary of State of the State of Delaware a Certificate of Merger in the customary form (the "Certificate of Merger"), and (iv) Purchaser will cause Holdings to deliver the Merger Consideration to Microwave.

     (e)  Effect of Merger:

          (i) General: The Merger will become effective at the time (the "Effective Time") Holdings and Purchaser file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will have the effects set forth in the Delaware General Corporation Law. Holdings may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Holdings or Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement.

         (ii) Certificate of Incorporation: The Certificate of Incorporation of Holdings will be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Purchaser immediately prior to the Effective Time.

        (iii) Bylaws: The Bylaws of Holdings will be amended and restated at and as of the Effective Time to read as did the Bylaws of Purchaser immediately prior to the Effective Time.

         (iv) Directors and Officers: The directors and officers of Purchaser will become the directors and officers of Holdings at and as of the Effective Time (retaining their respective positions and terms of office) and one director will be designated by TRW.

          (v)  Conversion of Holdings Shares:  At and as of the Effective Time,
               (A) all the Holdings Shares (other than the Retained Holdings Shares) will be converted into the right to receive an aggregate Two Hundred Fifty-Five Million Dollars ($255,000,000) cash payment, plus shares of Holdings' Senior Convertible Preferred Stock, with an issuance price of Seventy-Five Million Dollars ($75,000,000), and having the other terms set forth in Appendix Q hereto (collectively, the "Merger Consideration"), and (B) Microwave will retain the Retained Holdings Shares. No Holdings Shares will be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.6(e)(v) after the Effective Time.

         (vi) Conversion of Capital Stock of Purchaser: At and as of the Effective Time, each share of capital stock of Purchaser will be converted into one share of capital stock of Holdings representing in the aggregate not more than 94.44% of the then issued and outstanding common equity of Holdings .

          (f) Procedure for Payment: Immediately after the Effective Time, (i) Holdings will make full payment of the Merger Consideration to the holders of all the outstanding Holdings Shares (other than the Retained Holdings Shares) (i.e., such payment will be made to Microwave), and (ii) Operating Company will make payment of the Demand Note to Microwave, each in the manner set forth in Section
               2.10 hereof for payment of the Adjustment.

          (g) Trademark Agreement: Immediately after the Effective Time, Operating Company and TRW will enter into the Trademark Agreement as a replacement of the trademark agreement referred to in
               Section 2.1(c) hereof, and such Section 2.1(c) trademark agreement will be cancelled.

          2.7. Purchase Price: For purposes hereof, the term "Purchase Price" means the sum of (a) the Seven Hundred Fifty-Five Million Dollars ($755,000,000) original principal amount of the Demand Note plus (b) the Two Hundred Fifty-Five Million Dollars ($255,000,000) cash and Seventy-Five Million Dollars ($75,000,000) value of the Senior Convertible Preferred Stock constituting the Merger Consideration, plus (c) the Retained Holdings Shares with a value of Fifteen Million Dollars ($15,000,000) which sum will be One Billion One Hundred Million Dollars ($1,100,000,000) plus or minus the Adjustment.

          2.8.  Adjustment:  The Adjustment will be determined as follows:

          (a)   Determination of Adjustment:  The Adjustment will be:

                (i) the amount, if any, of the Closing Date Net Working Capital Excess; plus

                (ii) the aggregate amount of foreign investments made and the consideration paid for business acquisitions by the Business commencing on the date hereof and ending on the Closing Date that in each case are approved by Purchaser in accordance with Section 4.3 hereof ("Approved Investments"); less

                (iii) the amount, if any, of the Closing Date Net Working Capital Deficiency.

          (b)   Certain Definitions:  For the purposes hereof:

                (i) "Closing Date Net Working Capital Excess" means the amount by which Net Working Capital on the Closing Date exceeds Fifty-Three Million Dollars ($53,000,000);

                (ii) "Closing Date Net Working Capital Deficiency" means the amount by which Net Working Capital on the Closing Date is less than Forty-Five Million Dollars ($45,000,000); and

        (iii) "Net Working Capital" means the account balance of those current assets of Holdings on a consolidated basis less the account balance of those current liabilities of Holdings on a consolidated basis determined by reference to the specific accounts identified as a "Closing-Acquired Assets" account or a "Closing-Assumed Liability" account, but excluding those accounts identified as a "Closing-Excluded Assets" account or a "Closing-Excluded Liabilities" account (and excluding those amounts indicated as "to be determined pursuant to the Shared Liabilities Agreement") in the Supplemental Accounting Principles attached hereto as Appendix E-2, but will exclude any step-up in the basis of the REDI assets or liabilities resulting from the acquisition of the remaining 40% interest in the REDI partnership.

(c) Closing Audit:  Promptly after the Closing, TRW will cause Ernst &
    Young LLP (the "Auditors"), independent certified public accountants, to conduct an audit of the Net Working Capital on Closing Date and the Approved Investments. Within ninety (90) days after the Closing, the Auditors will deliver to Operating Company and TRW a report (the "Auditors' Report") based on the audit stating the amount of the Net Working Capital and the Approved Investments reflected on the books of the Business as of the Closing in accordance with the Supplemental Accounting Principles described in Appendix E-2. Operating Company, if it so elects, will have the right to have its own independent certified public accountants or internal auditors observe the audit to be conducted by the Auditors.

(d) Review by Operating Company:  Following receipt of the Auditors'
    Report, Operating Company will be afforded a period of thirty (30) days to review the Auditor's Report (the "Review Period"). Operating Company will be deemed to have accepted the entire Auditors' Report unless, prior to the expiration of the Review Period, Operating Company delivers to TRW and the Auditors written notice and a detailed written explanation of those items in the Auditors' Report which Operating Company disputes, in which case the Auditors' Report and the items identified by Operating Company will be deemed to be in dispute. Within a further period of thirty (30) days from the end of the Review Period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to the firm of Arthur Andersen & Co. The items of Net Working Capital and Approved Investments affected by such unresolved disputed items (if any) will be deemed to be as determined by such firm in accordance with the Supplemental Accounting Principles described in Appendix E-2 within thirty (30) days of such reference. One half of the cost of the determination by Arthur Andersen & Co. will be paid by Operating Company and one half by TRW. The decision of Arthur Andersen

    & Co. will be final and binding on the parties and will not be subject to appeal or challenge for any reason.

          2.9.  Payment of Adjustment:  The Adjustment will be paid as follows:

(a) If the Adjustment is a positive amount, Operating Company will pay Microwave the amount of the Adjustment, together with interest thereon (compounded monthly) at an annual rate equal to the Prime Rate for the period from the Closing Date through and including the date on which the Adjustment is paid, such payment to be made within ten (10) business days after the final determination of the Adjustment.

(b) If the Adjustment is a negative amount, then TRW will cause Microwave to refund to Operating Company the amount of the Adjustment together with interest thereon (compounded monthly) at an annual rate equal to the Prime Rate for the period from the Closing Date through and including the date on which the Adjustment is paid, such payment to be made within ten (10) business days after the final determination of the Adjustment.

(c) Any payment of the Adjustment will be treated for tax purposes as an adjustment to the Demand Note.

          2.10. Method of Payment of Adjustment: Payments of the Adjustment will be made by delivery to the payee upon the prior request of the payee, by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the payee, which account will be designated by the payee for such purpose at least five (5) business days prior to the date of the required payment.

          2.11. No Set Off: The obligation of Microwave or Operating Company, as the case may be, to pay the Adjustment as determined in accordance with the provisions of Section 2.8 hereof will be absolute and unconditional and will not be affected by any circumstance, including, without limitation, any set off, counterclaim, recoupment, defense (other than payment itself), or other right which either party may have or allege to have against the other for any reason whatsoever.

          2.12. Real Estate Conveyance: TRW's conveyance of the owned real estate included as part of the Acquired Assets will be carried out as follows:

(a) Title Insurance Commitment: Prior to the Closing, TRW will obtain or will cause to be obtained a commitment from a nationally-recognized title insurance company (the "Title Company"), with a copy to Purchaser, that the Title Company will issue to Operating Company or TRW Hotel, as the case may be, as the owner of the real property listed in Annex E-1 to Part E of the Disclosure Package at the

    Closing an ALTA Owner's Policy of Title Insurance in an amount equal to the fair market value of the insured real estate and in form and substance satisfactory to Purchaser insuring fee simple title to such real estate to be in Operating Company or TRW Hotel, as the case may be, as the owner of the real property listed in Annex E-1 to Part E of the Disclosure Package subject only to applicable zoning and building laws and regulations, the lien of real estate taxes and assessments not yet due and payable and such other Encumbrances that do not have a material adverse impact on the use of the real estate in the Business (the "Exceptions"), and the standard survey reservations and any other standard reservations of the Title Company.

(b) Limited Warranty Deed: Prior to the Closing, the owner of each of the parcels of real property will execute and deliver to the Title Company for safekeeping a limited warranty deed conveying and warranting title to such real estate to be free and clear of all liens and encumbrances created by, through or under such owner, subject to the Exceptions and to minor encroachments which, in the aggregate, do not have a significant effect on the marketability of such real estate, together with such affidavits, certificates, and other instruments as are ordinarily delivered to a purchaser of real estate or filed in the public records of the county in which the property is located.

(c) Instructions: At the time such limited warranty deeds are delivered to the Title Company, TRW, the owners of the real property and Purchaser will deliver to the Title Company a joint letter instructing the Title Company to hold such warranty deed until the Closing and, at the Closing:

          (1) if the Title Company is then prepared to issue to Operating Company or TRW Hotel as the owner of the real estate the Title Company's Owner's Policy of Title Insurance in the form set forth in the commitment described in Section 2.12(a) hereof, and upon joint telephonic instructions from TRW, Operating Company and TRW Hotel, to file the limited warranty deed for record in appropriate public records, or

          (2)  otherwise, to return such limited warranty deed to TRW.

(d) Confirmation: If the Title Company is instructed to file the warranty deed for record, then such warranty deed will be deemed to have been filed as of the close of business on the Closing Date.

(e) Title Company's Fee: TRW will pay the Title Company's fee or premium in respect of the Owner's Policy of Title Insurance described in
    Section 2.12(a) hereof.

                                  ARTICLE III


                        Representations and Warranties

          3.1. TRW's General Representations and Warranties: TRW as of the date hereof hereby represents and warrants to Purchaser the following:

(a) Organization and Existence: Each of the TRW Signatories is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

(b) Power and Authority: Each of the TRW Signatories has full power and authority under its incorporating and governing documents and the laws of its state of incorporation to execute, deliver and perform this Agreement and each of the Other Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and, if such other entity is a party thereto, the Other Agreements.

(c) Authorization: The execution, delivery and performance of this Agreement and the Other Agreements by each of the TRW Signatories which is a party thereto has been duly authorized by all requisite corporate action on the part of each such company.

(d) Binding Effect:  This Agreement and, to the extent the TRW
    Signatories are parties thereto, the Other Agreements are valid, binding and legal obligations of each of the TRW Signatories.

(e) No Default: Neither the execution and delivery of this Agreement nor the full performance of its obligations hereunder by each of the TRW Signatories will violate or breach or otherwise constitute or give rise to a Default under the terms or provisions of such entity's incorporating and governing documents or of any material contract, commitment or other obligation to which any of such entities is a party.

(f) Finders: Except by and pursuant to a certain agreement with Bear, Stearns & Co. Inc., neither TRW nor any of its subsidiaries has engaged and none are directly or indirectly obligated to any person acting as a broker, finder or in any similar capacity in connection with the transactions contemplated hereby.

(g) Representations and Warranties True and Complete:  Neither this
    Agreement, including, without limitation, the representations and warranties contained in this Section 3.1 and in Section 3.2 hereof, the information set forth in the Disclosure

    Package, nor any certificate furnished or to be furnished by or on behalf of the TRW Group, contains or will contain any untrue statement of a material fact.

          3.2. TRW's Representations and Warranties: Concurrently with the execution and delivery of this Agreement, TRW will deliver to Purchaser a disclosure package (the "Disclosure Package") which will consist of nineteen
(19) parts, consecutively lettered A - S, inclusive. TRW hereby represents and warrants to Purchaser that the Disclosure Package will contain the information required by Appendix F hereto. In addition, TRW as of the date hereof hereby represents and warrants to Purchaser the following:

(a) Financial Statements:  Except as otherwise disclosed on Annex A-
    3(B) to Part A, (1) the audited combined financial statements contained in Annex A-1 to Part A are true and correct in all material respects and present fairly, in all material respects, the combined financial position of the Business, at December 31, 1995, 1994 and 1993 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles consistently applied; and (2) the audited financial statements contained in Annex A-2 to Part A are true and correct in all material respects and present fairly, in all material respects, the financial position of the Partnership at December 31, 1995, 1994 and 1993 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles consistently applied.

(b) Investments: Except as otherwise disclosed on Annex B-2 to Part B, (1) Annex B-1 to Part B contains a complete list as of the date hereof of (a) all direct or indirect interests of TRW or the Partnership in the securities of any corporation or in any partnership, joint venture or other entity relating to the Business and (b) any agreement, understanding, contract or commitment relating to an interest or investment in any such entity; (2) the CCB Shares are fully paid and non-assessable and there are no restrictions on the ability of TRW to sell and transfer the CCB Shares; and (3) subject to investments arising out of the temporary investment of short term cash and of TRW employee benefit plans, neither TRW, the Partnership, IS&S International nor Lusk owns or holds, directly or indirectly, any equity interest, directly or indirectly, in any corporation, partnership, joint venture, business, firm or other entity which, to TRW's knowledge, engages in any business in competition with the Business, and no member of the TRW Group is a party to a commitment or agreement to acquire any such interest. As provided in Appendix M, TRW will represent on and as of the Closing as to the direct and indirect interests of TRW in the securities of any partnership, joint venture or other entity relating to the Business after giving effect to the transactions referred to in Section 2.1 hereof

(c) Subsidiary Companies: Except as otherwise disclosed on Annex C-6(B) to Part C, (1) as of the date hereof (A) Microwave is a wholly owned subsidiary of TRW,

    (B) Holdings is a wholly owned subsidiary of TRW, (C) Operating Company is a wholly owned subsidiary of TRW, (D) TRW Hotel is a wholly owned subsidiary of TRW and (E) Lusk is a wholly owned subsidiary of the Partnership; (2) Annex C-1 to Part C lists the authorized and issued share capital of each of Holdings, Operating Company, TRW Hotel and Lusk (the "Transaction Companies") (including all options, warrants, convertible securities or other rights to acquire such share capital) (collectively the "Shares"); (3) as of the date hereof, the Shares are legally and beneficially owned as set forth on Annex C-1 free and clear of all preemptive rights, Encumbrances, restrictions, and limitations; (4) all of the Shares are fully paid and non-assessable; (5) each of the Transaction Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as presently being conducted by it (although certain filings and registrations may be required following the Recapitalization which will not be undertaken by TRW); (6) each of the Transaction Companies is duly qualified or licensed and in good standing to do business in each jurisdiction where the failure to be so duly qualified or licensed and good standing as of the date hereof (prior to giving effect to the Recapitalization) would be likely to have, individually or in the aggregate, a Material Adverse Effect; (7) set forth as Annexes to Part C are the Certificates or Articles of Incorporation and By-Laws or Regulations, as the case may be, currently in effect and the minutes of meetings of the board of directors and shareholders of each of the Transaction Companies. As of immediately prior to the Closing, the ownership of the Transaction Companies will be as set forth in clauses (1) and (3) above, as modified by the effectiveness of the transactions referred to in Section 2.1 hereof.

(d) Receivables:  Except as otherwise disclosed on Annex D-3 to Part D,
    (1) TRW, directly or indirectly, Lusk or the Partnership owns all notes receivable and accounts receivable listed on Annexes D-1 and D-2 to Part D and Microwave will own as of the Closing all notes receivable and accounts receivable that are Acquired Assets; (2) all of such notes receivable and accounts receivable are or will be valid receivables arising in the Ordinary Course of Business and the reserves with respect thereto have been determined in accordance with generally accepted accounting principles consistently applied; and (3) none of such receivables are or will be owing to the Business by other subsidiaries or affiliates of TRW except as may be described in the Supplemental Accounting Principles set forth in Appendix E-1.

(e) Real Estate:  Except as otherwise disclosed on Annex E-3(B) to Part E,
    (1) TRW or the Partnership owns all of the real properties listed as "owned" on Annex E-1 to Part E; (2) in all material respects, TRW, Lusk or the Partnership has the right under valid and existing leases to occupy and control as a lessee (subject to the terms of such leases and to the possible effect of the Bankruptcy Code or similar laws in the event of a lessor's bankruptcy after the Closing or the effect of a condemnation or confiscation of the leased premises after the Closing) all of the real property listed as "leased" on Annex E-2 to Part E (such leased properly together with all "owned" real property listed on Annex E-1 to Part E hereinafter referred to as the "Business Facilities"); (3) neither TRW nor the Partnership is in Default under any such lease, which Default has had or is likely to have, individually or in the aggregate, a Material Adverse Effect; (4) to TRW's knowledge, the real properties listed on Annexes E-1 and E-2 are subject to no zoning or similar restrictions which prohibit conduct of tile Business as the same is being conducted; and (5) the improvements to the real property listed on Annexes E-1 and E-2 to Part E are in reasonably good condition and repair, ordinary wear and tear excepted except for such failures to be in such condition and repair would have individually or in the aggregate a Material Adverse Effect.

     (f) Personal Property: (i) Except as otherwise disclosed on Annex F-5(B) to Part F, (1) neither TRW nor the Partnership nor Lusk is in Default under any lease of personal property listed in the Annexes to Part F, which Default has had or is likely to have, individually or in the aggregate, a Material Adverse Effect; (2) either TRW or the Partnership or Lusk has good and marketable title to, or a valid leasehold interest in, or license for, all of the items of personal property which are Acquired Assets, free and clear of all Encumbrances except for (x) properties and assets disposed of in the Ordinary Course of Business since December 31, 1995 and (y) Encumbrances which have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect; (3) without limiting the generality of the foregoing, TRW or the Partnership has, and upon the consummation of the Closing one of the Transaction Companies will have, good and marketable title to, or a valid leasehold interest in, or license for, all of the Acquired Assets, free and clear of all Encumbrances, other than (x) Encumbrances and restrictions on transfers which have not had, and are not likely to have, individually or in the aggregate, a Material Adverse Effect and (y) Encumbrances created by, through or under the Transaction Companies, including, without limitation, liens granted by the Transaction Companies to their lenders; and (4) the items of personal property which are Acquired Assets are in reasonably good condition and repair, ordinary wear and tear excepted except for such failures to be in such condition and repair would have individually or in the aggregate a Material Adverse Effect and (ii) in addition, without limiting the generality of this or any other clause in this
         Section 3.2, the Acquired Assets constitute au of the assets necessary for the conduct of the Business as currently conducted, except for such assets the absence of which would not have a Material Adverse Effect.

     (g) Liabilities: Except as otherwise disclosed on Annex G-3(B) to Part G, no member of the TRW Group is in Default under or with respect to any agreement, undertaking, note, bond, debenture, mortgage, indenture, security agreement, guaranty or other instrument, which Default has had or is likely to have, individually or in the aggregate, a Material Adverse Effect.

(h) Litigation:  Except as otherwise disclosed on Annex H-4(B) to Part
    H, (1) there presently exists no litigation, proceedings, actions, claims or investigations, pending, or to TRW's knowledge, threatened against or affecting the Business which would, individually or in the aggregate, have a Material Adverse Effect; and (2) no member of the TRW Group is subject to any injunction, order or decree of any court, agency or other governmental authority which has had or is likely to have, individually or in the aggregate, a Material Adverse Effect.

(i) Contracts:  Except as otherwise disclosed on Annex I-10(B) to Part
    I, (1) each of the agreements, contracts, commitments and other obligations listed or included in Annexes I-1 through I-9 to Part I is a valid and binding obligation of the member of the TRW Group party thereto and, to TRW's knowledge, the other party or parties thereto; (2) neither TRW nor the Partnership nor to TRW's knowledge, any other party thereto has terminated, canceled or substantially modified any such contract, commitment or other obligation; (3) neither TRW nor the Partnership nor, to TRW's knowledge, any other party thereto is in Default under any such agreement, contract, commitment or other obligation, which Default is likely to have a Material Adverse Effect; and (4) neither TRW nor the Partnership is a party to any collective bargaining agreement with respect to the employees of the Business.

(j) Intellectual Property:  Except as set forth on Annex J-8(B) to
    Part J, (1) Annex J-7 is a complete and accurate list of the IS&S Significant Intellectual Property; (2) a member of the TRW Group is the owner of, or otherwise has a valid license or other right to use, the IS&S Significant Intellectual Property reasonably necessary for the conduct of the Business in the Ordinary Course of Business or as proposed to be conducted in connection with present plans for the Copernicus/File One system under development; (3) to TRW's knowledge, the use of the IS&S Significant Intellectual Property in the conduct of the Business in the Ordinary Course of Business and as proposed to be conducted in connection with present plans for the Copernicus/File One system under development does not infringe any Intellectual Property of any third party; (4) to TRW's knowledge, no member of the TRW Group has received notice of any claim and there is no basis for any valid claim that any IS&S Significant Intellectual Property is invalid and unenforceable by a member of the TRW Group in the conduct of the Business; (5) members of the TRW Group have taken reasonable security measures to protect the secrecy and confidentiality of, and to restrict the use of, the IS&S Significant Intellectual Property primarily as against Competing Businesses, as defined in the Non-Competition Agreement, and have entered, generally and as a matter of practice, into confidentiality agreements with their employees and other persons who, either alone or in concert with others, develop, invent or create IS&S Significant Intellectual Property or who have knowledge of or access to source code for the IS&S Significant Intellectual Property; (6) no member of the TRW Group has granted any third party the right to use, sublicense, distribute or acquire any IS&S Significant Intellectual Property except such rights as have been entered into in the Ordinary Course of Business; and (7) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a default under or alter or impair any rights or give rise to any rights of termination or cancellation or loss of any right or benefit with respect to any IS&S Significant Intellectual Property provided that members of the TRW Group first have ninety (90) days to cure such as by way of obtaining a license. Consents required to be obtained in connection with the assignment to any of the Transaction Companies of any IS&S Intellectual Property will be obtained, to the extent required, in accordance with the procedures set forth Sections
    4.5 and 7.2 of this Agreement.

(k) Employee Benefits: (1) Except as otherwise listed on Annex K-6(B) to Part K, neither TRW nor the Partnership has any material pension, profit-sharing, employee stock option or stock purchase, bonus, incentive compensation, life insurance or health insurance plan applicable to any employees of the Business; (2) Annex K-3 to Part K contains a complete list of each "Employee Welfare Benefit Plan" (as defined in Section 3(l) of ERISA) and Annex K-2 to Part K contains a list of each "Employee Pension Benefit Plan" (as defined in Section 3(2, of ERISA) sponsored or maintained by TRW or the Partnership for the benefit of employees engaged in the operation of the Business; and (3) except as otherwise disclosed in Part K,
    (x) each of TRW and the Partnership has been and currently is in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Employee Welfare Benefit Plan and each Employee Pension Benefit Plan maintained by TRW or the Partnership for the benefit of employees engaged in the operation of the Business, and (y) to the knowledge of TRW, no event has occurred, and there exists no condition or set of circumstances, which has resulted in or which could result in the imposition of any liability on TRW or the Partnership under ERISA or the Code with respect to any Employee Welfare Benefit Plan or Employee Pension Benefit Plan maintained by TRW or the Partnership for the benefit of employees engaged in the operation of the Business.

(l) Permits and Approvals:  Except as otherwise disclosed on Annex L-
    2(B) to Part L, the members of the TRW Group have been granted and currently hold all material permits, approvals, qualifications and other authorizations under any legal requirement of any government agency or board, whether foreign, federal, state or local, which are necessary for the conduct of the Business as the same is currently being conducted or currently proposed to be conducted by TRW, the Partnership, Lusk and IS&S International as of Closing, except where failure to have such permits, approvals, qualifications or other authorizations has not had and is not likely to have, individually or in the aggregate, a Material Adverse Effect.

(m) Compliance with Laws and Environmental Matters: Except as otherwise disclosed on Annex M-l to Part M, (1) the operations of the Business as heretofore and currently conducted were not and are not in violation of, nor is any member of the TRW Group in Default or in violation under, any laws, regulations or other legal requirements except for such violations or Defaults as have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect; and (2) the operations of the Business are not subject to any Environmental Conditions, and TRW has not received any Environmental Claims nor, to TRW's knowledge, are any such claims threatened, which have had or are likely to have, individually or in the aggregate, a Material Adverse Effect.

(n) Taxes:  Except as otherwise disclosed on Annex N-1 to Part N, (1)
    TRW, the Partnership and the Transaction Companies (i) have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed and will file all such Tax Returns required to be filed through the Closing related to the operation of the Business and all such Tax Returns are true and correct in all material respects and (ii) have paid in full all Taxes shown to be due on such filed Tax Returns; (2) TRW, the Partnership and all of the Transaction Companies have paid in full all other Taxes that are due; (3) neither TRW, the Partnership nor any of the Transaction Companies have received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for income or other material Taxes of the Business which have not been fully paid or finally settled; (4) there are no liens with respect to Taxes upon any of the properties or assets of the Business other than customary Liens for current Taxes not yet due and payable with respect to any material Taxes of TRW (relating to the Business), the Partnership or the Transaction Companies; and (5) none of TRW, the Partnership and the Transaction Companies have filed a consent under Code Section 341(f) concerning collapsible corporations. With respect to the Business, neither TRW, the Partnership nor the Transaction Companies have made any payment, are obligated to make any payment, or are a party to any agreement that could obligate them to make any payments that will not be deductible under Code section 280G or subject to the excise tax of Code section 4999 by reason of the change in control contemplated by this Agreement (but not including any representation with respect to any other change in control, including that of TRW). None of TRW, the Partnership and the Transaction Companies have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii) and each of TRW, the Partnership and the Transaction Companies are a U.S. Person within the meaning of Code Section 7701(a)(30). TRW is the "common parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury regulations promulgated under section 1502 of the Code) that includes Microwave and all of the Transaction Companies except Lusk. TRW, Microwave and the Transaction Companies except Lusk were and are eligible to file consolidated federal income Tax Returns for the taxable periods ending on or before the date hereof. Microwave and the Transaction Companies except Lusk will be included in the U.S. federal consolidated return of TRW for the period including the Closing Date. TRW, the Partnership and the Transaction Companies have withheld from their employees, customers, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding or payments to non-United States persons) for all periods, through the date hereof. For federal income Tax purposes, none of the Transaction Companies is a partner nor treated as a partner in any partnership; joint venture, or any other entity treated as a partnership related to the operation of the Business except as described in the Recapitalization transactions.

(o) Partnership: Except as otherwise disclosed on Annex 0-2 to Part 0, (1) a copy of the Partnership Agreement between TRW and Elsevier as currently in effect is set forth in Annex 0-1 to Part 0; (2) the Partnership is a general partnership, duly organized and validly existing under the laws of the State of Ohio; (3) the Partnership is duly qualified or licensed to do business in each jurisdiction where the failure to be so qualified or licensed would have a Material Adverse Effect; (4) TRW's percentage ownership of the Partnership is 60% ("TRW Partnership Interest") and the Elsevier percentage ownership of the Partnership is 40% (the "Elsevier Partnership Interest") (the TRW Partnership Interest and the Elsevier Partnership Interest are collectively referred to as the "Partnership Interests"); (5) pursuant to an Agreement of Purchase and Sale among TRW, Elsevier and Reed Elsevier, Inc. dated as of August 22, 1995, TRW has the right to purchase the Elsevier Partnership Interest on the Closing Date; and (6) upon the consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and marketable title to the Partnership Interests, free and clear of all liens, charges, encumbrances or security interests of any kind or nature.

(p) No Material Events: Except as otherwise disclosed on Annex P-1 (B) to Part P, the Business has been conducted only in the Ordinary Course of Business since December 31, 1995, and no Material Events have occurred since that date. Without limiting the generality of the foregoing, except for those matters set forth in Part P, which matters have not had, individually or in the aggregate, a Material Adverse Effect, (1) TRW, the Partnership, Lusk and IS&S International have conducted the Business since December 31, 1995 so that TRW would not have been in violation of Section 4.2 hereof if such Section had been applicable during the period from December 31, 1995 through the date hereof, and (2) since December 31, 1995, none of TRW, the Partnership, Lusk and IS&S International has taken any action which would have required the approval of the Purchaser under Section 4.3 hereof if such action had occurred after the date hereof and before the Closing.

      (q) Customers and Suppliers: Except as otherwise disclosed on Annex Q-1 to Part Q, since December 31, 1995, (1) no significant subscriber, reseller or other customer of the Business (or group of subscribers, resellers and other customers which is significant in the aggregate) has given TRW, the Partnership, Lusk or IS&S International notice or, to the knowledge of TRW, has taken any other action to reduce materially the amount purchased of, data or other goods or services from the Business as compared to 1995, the result of which has caused or is likely to cause, individually or in the aggregate, a Material Adverse Effect; and (2) no significant vendor, contributor or other supplier to the Business (or group of vendors, contributors and suppliers which is significant in the aggregate) has given TRW, the Partnership, Lusk or IS&S International notice or, to the knowledge of TRW, has taken any action to cease to sell, contribute or supply data or other goods or services to the Business or restrict the amount, or change the price or terms to the Business, of data or other goods or services in a manner which has had or is likely to have, individually or in the aggregate, a Material Adverse Effect.

      (r) Employees: Except as otherwise disclosed on Annex R-2 to Part R, none of the employees of the Business is represented by a labor union. To TRW's knowledge, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative and there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Business. There are no controversies or disputes pending between the Business on the one hand and any of its employees on the other hand, except for controversies and disputes with individual employees arising in the Ordinary Course of Business which have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect,

      (s) Transactions with Affiliates: Except as otherwise disclosed on Annex S-5 to Part S, set forth in Annexes S-1 through S-3 are lists of (1) all Contractual Obligations relating to the Business between or among any of the Partnership, Lusk, IS&S International, Holdings, Operating Company and TRW Hotel, on the one hand, and TRW or any of its subsidiaries on the other hand; (2) all other Contractual Obligations relating to the Business, if any, between or among any of TRW and its subsidiaries; and (3) the material services provided to the Business by, and all material transactions between the Business and, TRW or any of its subsidiaries

            (other than the Partnership, Lusk and IS&S International) during the fiscal year ended December 31, 1995 not listed in Clauses (1) and
            (2) above; and 14) all material tangible assets used in the conduct of the Business which are not located at a Business Facility.

      (t) Required Consents: Except as listed in Appendix G, no consent or approval is required under any of the contracts, leases, licenses, permits, approvals and other similar items constituting part of the Acquired Assets in order to consummate the transactions contemplated hereby without breach, violation or loss of right thereunder, other than such consents or approvals the absence of which would not, individually, have a Material Adverse Effect.

      3.3. Purchaser's Representations and Warranties: Purchaser, as of the date hereof, hereby represents and warrants to TRW the following:

      (a) Organization and Existence: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

      (b) Power and Authority: Purchaser has full corporate power and authority under its Certificate of Incorporation and By-Laws and under the laws of Delaware to execute, deliver and perform this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby.

      (c) Authorization: The execution, delivery and performance of this Agreement and the Other Agreements have been duly authorized by all requisite corporate actions on the part of Purchaser.

      (d) Binding Effect: This Agreement is a valid, binding and legal obligation of Purchaser.

      (e) No Default: Neither the execution and delivery of this Agreement nor Purchaser's full performance of its obligations hereunder will violate or breach or otherwise constitute or give rise to a Default under the terms or provisions of Purchaser's Certificate of Incorporation or By-laws or of any material contract, commitment or other obligation to which Purchaser is a party.

      (f) Finders: Other than in connection with the debt financing, Purchaser has not engaged and is not directly or indirectly obligated to any person acting as a broker, finder or in any other similar capacity in connection with the transactions contemplated hereby.

      (g) Representations and Warranties True and Complete: Neither this Agreement, including, without limitation, Purchaser's representations and warranties of

                Purchaser in this Section 3.3, nor any certificate furnished or to be furnished by or on behalf of Purchaser contains or will contain any untrue statement of material fact.

        3.4. Disclaimer: Except as set forth in Article III of this Agreement, in the Other Agreements or in the certificates furnished in connection herewith or therewith, neither party has made any further representation or warranty, either express or implied, concerning the subject matter of this Agreement or the Other Agreements and neither party has relied on any such further representation or warranty. This Agreement will not be governed by the warranties provided by Article 2 of the Uniform Commercial Code or similar laws applicable to commercial sales as adopted in any jurisdiction.

        3.5. Survival: The parties' respective representations and warranties contained in this Agreement will survive the Closing as set forth in this Section 3.5. Neither party will have any liability to the other arising out of a breach of any representation or warranty contained in Article III of this Agreement, and any claim or cause of action based thereupon will expire and terminate, unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably full explanation of the alleged breach in light of the facts then known:

        (a) On or before 5:00 p.m. (Eastern Standard U.S.A. Time) on the first anniversary of the Closing with respect to all representations and warranties, except as set forth in (b) and
                (c) below;

        (b) On or before 5:00 p.m. (Eastern Standard U.S.A. Time) on the third anniversary of the Closing for the representations contained in Section 3.2(m) hereof; and

        (c) On or before 5:00 p.m. (Eastern Standard U.S.A. Time) on the thirtieth day following the expiration of the applicable statute of limitations with respect to the matters covered in Sections 3.2(k) and 3.2(n) hereof;

provided, however, that there will be no limitation as to the time in respect of which any claim or cause of action may be made or initiated based on knowing, intentional conduct that constitutes common law fraud.


                                  ARTICLE IV

                            Actions Before Closing

          4.1. Access to Records: Between the date of this Agreement and the Closing, and subject to the obligation of confidentiality imposed by Section
11.2 hereof, TRW will afford, and will cause each member of the TRW Group to afford, duly authorized representatives of Purchaser, displaying appropriate credentials, free and full access during normal business hours to all of the assets, properties, books, contracts, records and documents of the Business and will permit such representatives to make abstracts from, or take copies of, such books, records or other documentation, or to obtain temporary possession of any thereof as may be reasonably required by Purchaser, and TRW will furnish, and will cause each member of the TRW Group to furnish, to Purchaser such information concerning the Business and its assets, liabilities or condition as Purchaser may reasonably request. Notwithstanding the foregoing, TRW will not be obligated to afford, nor will it be obligated to cause each member of the TRW Group to afford, such access, right to make abstracts or copies, obtain temporary possession or provide information with respect to any books, records or other documents that are subject to an attorney-client privilege, attorney work product privilege or other legal privilege in connection with any litigation, proceedings, actions, claims or investigations pending or threatened against any member of the TRW Group or affecting the Business, provided that TRW will supply to Purchaser a general description of the matter to which they relate.

        4.2. Interim Conduct of the Business: TRW hereby covenants to Purchaser that, from the date of this Agreement to the Closing, TRW will conduct the Business, and will cause each member of the TRW Group to conduct the Business, only in the Ordinary Course of Business, subject to Purchaser's approval of certain transactions pursuant to Section 4.3 hereof. Without limiting the generality of the foregoing, insofar as the Business is concerned, TRW will use all reasonable efforts, and will cause each member of the TRW Group to use all reasonable efforts, to:

        (a) preserve the Business' relationships with suppliers, customers, employees, creditors and others having business dealings with the Business;

        (b) maintain in full force and effect existing policies of insurance which materially affect the Business;

        (c) maintain all Intellectual Property to be included as part of the Acquired Assets in substantially the same standing as exists on the date of this Agreement;

        (d) continue performance in the ordinary course of their obligations under contracts, commitments or other obligations to be included as part of the Acquired Assets; and

        (e) continue to discharge liabilities and obligations in the Ordinary Course of Business.

        4.3. Purchaser's Approval of Certain Transactions: Except as may otherwise be required under this Agreement, from the date of this Agreement to the Closing, insofar as the Business is concerned, the members of the TRW Group will refrain, and TRW will cause the Partnership to refrain, from any of the following without the prior approval of Purchaser, which approval will not be unreasonably withheld:

      (a) incur or permit the incurrence of any obligation or other liability which would constitute an Assumed Liability, except in the Ordinary Course of Business or incur or permit the incurrence of any obligation or other liability relating to debt for borrowed money, including, without limitation, capitalized lease obligations;

      (b) purchase or dispose of any real property or real property interest to be included as part of the Acquired Assets;

      (c) enter into any lease of real property used primarily in the Business or any renewals thereof involving a term of more than one
           (1) year or rental obligation exceeding One Hundred Thousand Dollars ($100,000) per annum in any single case or Five Hundred Thousand Dollars ($500,000) per annum in the aggregate;

      (d) enter into any lease of personal property used primarily in the Business or any renewals thereof involving a term of more than one
           (1) year or rental obligation exceeding Five Hundred Thousand Dollars ($500,000) per annum in any single case or One Million Dollars ($1,000,000) per annum in the aggregate;

      (e) voluntarily permit to be incurred any Encumbrances on any of the Acquired Assets, except in the Ordinary Course of Business;

      (f) increase the rate of compensation for any of the employees of the Business or otherwise enter into or alter any employment agreement primarily affecting the Business, except for normal merit or cost-of-living increases and incentive payments in accordance with the past practices of TRW and the Partnership, including the withholding or application of special incentives relating to project performance but not to exceed Five Hundred Thousand Dollars ($500,000) per annum in the aggregate of special incentives;

      (g) commence, enter into or alter any pension, profit-sharing, employee stock option or stock purchase, bonus, incentive compensation plans, life insurance or health insurance plans applicable to any of the employees of the Business;

      (h) make any single new commitment or increase any single previous commitment for capital expenditures which will be an Assumed Liability in an amount exceeding Five Hundred Thousand Dollars ($500,000) or One Million Dollars ($ 1,000,000) per annum in the aggregate;

      (i) accelerate or delay the delivery or sale of products or services, the incurrence of capital expenditures, the satisfaction of payables or other liabilities or the collection of receivables of the Business except in the Ordinary Course of Business;

      (j) waive any right of substantial value, cancel any debt or claim except in the Ordinary Course of Business or voluntarily suffer any extraordinary loss;

      (k) sell, assign, transfer, license or convey any of the Intellectual Property to be included as part of the Acquired Assets, except in the Ordinary Course of Business; or

      (l) make any investment in international operations or enter into any agreement to make any such investment, except for investments in existing international operations in the Ordinary Course of Business but not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per annum.

Representatives of TRW, the Partnership and Purchaser will meet periodically to discuss the matters listed in this Section 4.3 that may occur within the following sixty-day period, with the objective of TRW and the Partnership obtaining preapproval from Purchaser of as many matters as may be reasonably possible. For items not preapproved as set forth above, Purchaser will provide a response within 72 hours.

       4.4. Other Agreements: Between the date of this Agreement and the Closing, the parties will negotiate, in good faith, such other and further agreements as they may deem appropriate for the consummation of the Recapitalization. In addition, at the Closing, the parties will execute and deliver the Noncompetition Agreement, the Transition Agreement, the Trademark Agreement and the Shared Liabilities Agreement in substantially the form set forth in Appendices H, I, J and L, respectively, hereto and the shareholders' agreement with the terms set forth in Annex P hereto; provided, however, that at the request of the Purchaser made prior to the Closing, TRW agrees to negotiate in good faith to make such modifications to such form of Transition Agreement as may be required to provide for the provision by TRW, at a cost equal to TRW's internal cost, of such additional services currently provided to the Business as the parties may agree for such reasonable period as the parties may mutually agree upon.

      4.5. Consents to Assignment: Between the date of this Agreement and the Closing, TRW will use all reasonable efforts to obtain, and will cause each member of the TRW Group to use all reasonable efforts to obtain, the consents or approvals (or effective waivers thereof) of assignment from those persons whose consents or approvals are required for the assignment of TRW's rights under those contracts, leases, licenses, permits, approvals and other items included in the Acquired Assets identified on Appendix G hereto. TRW further covenants to Purchaser that, between the date of this Agreement and the Closing, TRW will use all reasonable efforts to obtain, and will cause each member of the TRW Group to use all reasonable efforts to obtain, the consents or approvals (or effective waivers thereof) of other persons whose consents or approvals are required for the assignment of TRW's rights under other contracts, leases, licenses, permits, approvals and other similar items constituting part of the Acquired Assets. Failure of the TRW Group to obtain, after a good faith attempt and use of all reasonable efforts, the consents or approvals described in this
Section 4.5 will not give rise to monetary damages against TRW.

      4.6.  Government Approvals:  Purchaser and the members of the TRW
Group will make all necessary filings, as promptly as practicable, including, without limitation, those required under the HSR Act, in order to facilitate prompt consummation of the transactions contemplated hereby and by the Other Agreements. In addition, each of Purchaser and the members of the TRW Group will use its best efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and the Other Agreements and (ii) obtain promptly all approvals, permits, orders or other consents of any applicable governmental authorities necessary for the consummation of the transactions contemplated by this Agreement and the Other Agreements. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Purchaser will pay the statutory HSR fee in its entirety. Subject to the Confidentiality Agreement, each member of the TRW Group and Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other regulatory approvals and consents. Each of TRW and Purchaser agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, each member of the TRW Group will provide Purchaser and Purchaser will provide TRW with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

      4.7. Consent Orders and Assurances of Discontinuance: Between the date of this Agreement and the Closing, the parties will cooperate fully with each other in obtaining a release of TRW effective as of the Closing Date from the Consent Orders and the Assurances of Discontinuance and the substitution of Holdings or Operating Company (as the case may be) as the affected party thereunder.

      4.8. Public Announcements: Except as the parties will mutually agree, no party will issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the Other Agreements and the transactions contemplated hereby and thereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held, exchange-listed company, in which case the language of any such report, statement or press release will, to the extent practicable, be mutually agreed to by the parties, which agreement will not be unreasonably withheld.

      4.9. Exclusivity: During the term of this Agreement, TRW will not, and will cause each member of the TRW Group and their respective affiliates, directors, officers, employees, representatives and agents (including, without limitation, Bear, Stearns & Co. Inc.) not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Purchaser and its designees) concerning any sale of stock or partnership interests of, or any merger or sale of securities or substantial assets of, or any similar transaction involving, the Business or any of its component corporations or partnerships. TRW represents that neither it nor any of its affiliated entities is a party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

      4.10. Termination of Intercompany Obligations: Prior to the Closing, TRW and its subsidiaries will have terminated all arrangements, contracts, obligations, liabilities and understandings with each of the Transaction Companies other than this Agreement and the Other Agreements.

      4.11. Name Changes: Between the date hereof and the Closing, Purchaser will advise TRW of new corporate names chosen by Purchaser for each of Holdings, Operating Company and TRW Hotel, such names to contain no reference to TRW or any of its subsidiaries or affiliates, and TRW will take appropriate action to cause such entities to amend their respective articles of incorporation to change their names to the names so designated by Purchaser as of or prior to the Closing.

                                   ARTICLE V

                                  Conditions

      5.1.  Conditions to Purchaser's Obligations:  The obligation of
Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing, any one or more of which may be waived in writing, in whole or in part, by Purchaser:

      (a)  The representations and warranties made by TRW in Sections 3.1 and
           3.2 of this Agreement will be true, accurate and complete as of the Closing as if such representations and warranties had been made anew as of the Closing, except with respect to the effect of the Recapitalization described in Section 2.1 or transactions permitted by this Agreement, provided, however, that such transactions will not affect those representations and warranties in Section 3.2(t) and in no event will the effect of such transactions limit the provisions of Sections 4.5 or 7.2 hereof;

      (b) Each member of the TRW Group will have performed and complied with all covenants and conditions required by this Agreement and the Other Agreements to be performed or satisfied by the members of the TRW Group, and each member of the TRW Group will have delivered to Purchaser all documents, certificates and instruments required to be delivered by members of the TRW Group under the terms of this Agreement, including, without limitation, the documents referred to on Appendix M hereto;

      (c) Each member of the TRW Group will have taken all corporate actions and other proceedings to be taken by it in connection with the transactions contemplated by this Agreement, and all documents incidental thereto will be reasonably satisfactory in form and substance to Purchaser;

      (d) All requisite governmental approvals and authorizations necessary for consummation of the transactions contemplated hereby will have been duly issued or granted, and the waiting period as prescribed by the HSR Act and the rules of the Federal Trade Commission thereunder will have expired;

      (e) There will not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order will be pending;

      (f) Purchaser will have received adequate assurances to its reasonable satisfaction that Operating Company will receive the funds contemplated by the financings described in (i) the Senior Subordinated Notes Forward Underwriting Commitment Letter dated February 7, 1996 from Chemical Securities, Inc. and BT Securities Corporation to Purchaser and (ii) the Senior Secured Credit Facilities Commitment Letter dated February 7, 1996 from Chemical Bank, Chemical Securities, Inc., Bankers Trust Company and BT Securities Corporation to Purchaser;

      (g) TRW will have Activated the Copernicus system and will have reasonably and in good faith determined that such system will permit continuity of normal business operations, will implement the new relational database architecture and will provide overall performance and overall functionality no worse than the predecessor legacy system, and TRW will share with Purchaser the basis for its determination;

      (h) The Partnership will have assigned the REDI Trademark to Operating Company;

      (i) Subject to the provisions of Section 7-2(b) hereof, TRW, IS&S International and Microwave will have obtained all of the consents and approvals listed in Appendix G or effective waivers thereof,

      (j) TRW and TRW Hotel will have delivered to Holdings a FIRPTA Certificate as provided in Treasury Regulation section 1. 1445-2(b)(2); and

      (k) Since December 31, 1995, there will have been no material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the Business taken as a whole and the Purchaser will have received a certificate to this effect signed by the chief executive officer of Operating Company on behalf of TRW.

      5.2. Conditions to TRW's Obligations: The obligation of the members of the TRW Group to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing, any one or more of which may be waived in writing, in whole or in part, by the members of the TRW Group:

      (a) The representations and warranties made by Purchaser in Section 3.3 of this Agreement will be true, accurate and complete as of the Closing as if such representations and warranties had been made anew as of the Closing, except with respect to the effect of transactions contemplated or permitted by this Agreement;

      (b) Purchaser will have performed and complied with all covenants and conditions required by this Agreement to be performed or satisfied by Purchaser, and Purchaser will have delivered all documents, certificates and instruments required to be delivered by Purchaser under the terms of this Agreement, including, without limitation, the documents referred to on Appendix N hereto;

      (c) Purchaser will have taken all corporate actions and other proceedings to be taken by it in connection with the transactions contemplated by this Agreement, and all documents incidental thereto will be reasonably satisfactory in form and substance to TRW;

      (d) All requisite governmental approvals and authorizations necessary for consummation of the transactions contemplated hereby will have been duly issued or granted, and the waiting period as prescribed by the HSR Act and the rules of the Federal Trade Commission thereunder will have expired;

      (e) There will not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order will be pending;

      (f) The Equity Investors will have made capital contributions to Purchaser in an aggregate cash amount of not less than Two Hundred Fifty-Five Million Dollars ($255,000,000), unless the failure to make such capital contributions is caused by a breach by any member of the TRW Group of any provision hereof or duty in connection herewith;

        (g) TRW will have received adequate assurances to its reasonable satisfaction that Operating Company will obtain debt financing in an aggregate amount of not less than Eight Hundred Five Million Dollars ($805,000,000), unless the failure to obtain such debt financing is caused by a breach by any member of the TRW Group of any provision hereof or duty in connection herewith;

        (h) The Holdings shareholders agreement will contain the terms set forth in Appendix P hereof, and any other provisions in such agreement materially affecting TRW's rights thereunder will be reasonably satisfactory to TRW;

        (i) The terms of the Senior Convertible Preferred Stock of Holdings will contain the terms set forth in Appendix Q hereof, and the other terms, if any, of the Senior Convertible Preferred Stock of Holdings will be reasonably satisfactory to TRW;

        (j) Purchaser (x) will have disclosed to investors (including bank, institutional or other investors), in a manner reasonably satisfactory to TRW, in any financing of all or a portion of the Purchase Price that TRW will have no obligations with respect to the placement of bank debt or debt securities and (y) will have included provisions to that effect in any terms of any such debt placement; and

        (k) Purchaser, Holdings, Operating Company and TRW will have entered into an agreement reasonably satisfactory to TRW pursuant to which Holdings and Operating Company will indemnify, defend and hold harmless TRW and its subsidiaries and affiliates, and their respective officers, directors, employees, representatives, controlling persons and agents from and against any and all liabilities, damages, losses, claims, costs and expenses (including attorneys' fees) arising out of or resulting from any offer or sale of securities in connection with the financing of all or any portion of the Purchase Price; provided, however, that Holdings and Operating Company will not have any liability with respect to any diminution in the value of shares of capital stock in Holdings. The indemnity agreement to which reference is made in the preceding sentence shall be in the exact form of Appendix R hereto.

                                  ARTICLE VI

                                  Tax Matters

        6.1.    Characterization of Transaction and Reporting of Purchase Price:
The parties hereto recognize that the transactions that are contemplated by this Agreement constitute a fully taxable sale for all Tax purposes of all of the assets of the Business. The parties hereto agree to allocate the Purchase Price (and all other capitalized costs) plus liabilities assumed to the Acquired Assets, for all Tax purposes based upon the relative fair market value of such assets as determined by an independent appraisal to be obtained by Purchaser at its expense; provided, however, that the parties hereto agree that the Trademark License will be valued at $26 million and the tangible assets in California will be valued at their net book value as detailed on Schedule 6.1 hereto and no value is assigned to the covenant not to compete. Except as provided below in this Section 6.1, it is the intention of the parties that TRW will accept liability for and pay any and all Taxes of the TRW Group due for or attributable to Tax periods ending on or before the Closing Date and that portion related to the operation of the Business on or prior to the Closing Date for any Tax period ending after the Closing Date. It is the intention of the parties that the TRW affiliated group (other than the Transaction Companies) will accept liability for and pay any and all Taxes attributable to the transfer of Acquired Assets by TRW and Microwave to Operating Company. It is the intention of the parties that the TRW affiliated group (other than the Transaction Companies) will accept liability for and pay all Taxes for any Transaction Companies attributable to the deemed sale of assets pursuant to the Section 338(h)(10) Election; provided, however, for those state jurisdictions which do not respect or allow the Section 338(h)(10) Election, the TRW affiliated group (other than the Transaction Companies) will pay Taxes on the sale of stock, but its obligations to pay Taxes on the deemed asset sale under the Section 338(h)(10) Election will be reduced correspondingly. Thus, it is the intention of the parties that the TRW affiliated group's gain from the transactions contemplated in this Agreement will be subject to Tax only once for any state or local purposes. The following provisions are intended to effectuate these principles and will be interpreted by the parties in a manner consistent with these principles.

        6.2.    Tax Returns:

        (a) TRW will file with the appropriate taxing authorities all Tax Returns required to be filed on its behalf and on behalf of the Partnership and the Transaction Companies for any taxable period ending on or before the Closing Date, and TRW will include the taxable income of the Partnership and the Transaction Companies (to the extent permitted by law) for each such period in its consolidated federal income Tax Return and in any consolidated, combined or unitary Tax Return (including Tax Returns based on or measured by net income) filed by TRW or any affiliate thereof in which such income can be included under applicable state or local law. Each Transaction Company will furnish Tax information to TRW for inclusion in such consolidated, combined or unitary Tax Returns filed by TRW or an affiliate thereof for the period which includes the Closing Date in accordance with such corporation's past custom and practice and TRW will make a reasonable effort to notify the Transaction Company if it utilizes the Tax information in a manner inconsistent with the manner in which it is provided. TRW and its affiliates will take no position on such Tax Returns that relate to any Transaction Company or any of its subsidiaries that is inconsistent with each of such entity's past custom and practice. TRW and its affiliates agree that they will take all actions necessary to treat the transactions contemplated by this Agreement as being a fully taxable sale of all of the assets of the Business pursuant to Section 338(h)(10) of the Code or otherwise and not subject to the anti-churning rules of Code Section 197(f)(9). TRW and its affiliates further agree that they will not take, or cause to be taken, any action which would be inconsistent with or prejudicial to the immediately preceding sentence.

        (b) Holdings will cause the Transaction Companies to file with the appropriate taxing authorities all Tax Returns required to be filed by them for any taxable period ending after the Closing Date and will remit any Taxes due in respect of such Tax Returns. TRW will pay to Holdings the Taxes for which TRW is liable pursuant to Sections 6.1 and 6.3 hereof, but which are payable in respect of Tax Returns to be filed by Holdings pursuant to this Section 6.2(b) within 10 business days prior to the due date (taking account of any extensions of time for filing) for the filing of such Tax Returns but no earlier than 20 business days after such Tax Returns and the tax allocation calculations have been submitted to TRW for review and approval.

        (c) TRW will not be obligated or responsible for filing any returns or amended returns to reflect any carrybacks of post-Closing net operating losses of the Transaction Companies.

        6.3. Liability for Pre-Closing Taxes: TRW will be liable for and will pay, and hereby indemnifies, each Transaction Company for all Taxes, including, but not limited to, Taxes resulting from the Transaction Companies except Lusk ceasing to be members of the affiliated group (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(d) of the Code) that includes TRW or any predecessors; Taxes imposed on any person for any taxable year (a) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law), (b) as a transferee or successor, or
(c) by contract in or otherwise; amounts pursuant to any guaranty, indemnification, tax sharing, or similar agreement made on or before the Closing Date relating to the sharing of liability for payment of Taxes; Taxes resulting from the breach of any representation or warranty in Section 3.2(n) hereof imposed on TRW, the Partnership or any Transaction Company, or for which any of TRW, the Partnership, and the Transaction Companies may otherwise be liable; Taxes imposed by reason of, attributable to, or resulting from the Section 338(h)(10) Election as set forth in Sections 6.1 and 6.5 hereof, and Taxes resulting from transactions described in Sections 2.1(a) through 2.1(i) hereof, for any taxable year ending on or prior to the Closing Date and for the portions of such taxable year or period ending on or prior to the Closing Date (or, in the case of consolidated, combined or unitary Tax Returns, including TRW, any period including the Closing Date) and any costs and expenses (including, without limitation, costs of collection and attorneys' fees) arising out of or resulting from TRW's liability and indemnity for Taxes hereunder. TRW will be entitled to retain any refund of Taxes with respect to the Partnership and the Transaction Companies relating to any such periods. In order appropriately to apportion any income Taxes relating to any taxable year or period that begins before and ends after the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to terminate the taxable year as of the Closing Date (provided, however, that any Taxes related to the Section 338(h)(10) Election will be determined as provided in Section 6.1 and 6.5 hereof). In any case where applicable law does not permit any company to treat the Closing Date as the end of a taxable year of such corporation, then whenever it is necessary to calculate the liability for income or franchise

Taxes of such company for a portion of a taxable year, such determination will (unless otherwise agreed to in writing by Holdings and TRW) be determined by a closing of such corporation's books at the end of the Closing Date (provided, however, that any Taxes related to the Section 338(h)(10) Election will be determined as provided in Section 6.1 and 6.5 hereof), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned on a daily basis. In order appropriately to apportion any Taxes, other than income or franchise Taxes, relating to any taxable year or period that begins before and ends after the Closing Date, (i) ad valorem Taxes (including, without limitation, real and personal property Taxes) will be accrued on a monthly basis over the period for which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (ii) franchise and other privilege Taxes not measured by income will be accrued on a monthly basis over the period to which the privilege relates.

        6.4.    Tax Audits Relating to the Business:

        (a) TRW will give notice to Holdings of any audits of or administrative or court proceedings relating to TRW's or any affiliate's consolidated, combined or unitary Tax Returns related to the operations of the Business for periods ending prior to the Closing Date, and will keep Holdings and its counsel informed of the progress of, and issues involved in, the same, all to the extent that such returns relate to the Partnership or the Transaction Companies. TRW will be entitled to control the defense of any such audits or proceedings.

        (b) Holdings will give notice to TRW of any Tax claim relating to any taxable year or period that includes the Closing Date, and will keep TRW and its counsel informed of the progress of, and the issues involved in, the same, in each case which may be the subject of indemnification by TRW pursuant to this Agreement. Holdings will be entitled to control the defense and resolutions of any such audits or proceedings; provided, however, that if any Transaction Company settles any Tax claim for the portion of a taxable year or period ending on or prior to or after the Closing Date or including the Closing Date which may be the subject of indemnification by TRW pursuant to this Agreement without the prior written consent of TRW, which consent will not be unreasonably withheld, TRW will be released from any indemnification obligations hereunder.

        6.5.    Code Section 338(h)(10) Election and Code Section 197(f)(9)(B):
TRW agrees to join with Holdings in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the actual or deemed purchase and sale of the stock of Operating Company, TRW Hotel and Lusk. TRW will pay any Tax, including any federal, foreign, state and local Taxes, whether determined on a consolidated, combined, unitary, separate or other return basis, attributable to, arising out of or resulting from the making of the Section 338(h)(10)

Election in accordance with Section 6.1 hereof and will indemnify the Partnership and the Transaction Companies against any Taxes arising out of any failure to pay such Tax. TRW will also pay any state, local, or foreign Tax (and indemnify the Partnership and the Transaction Companies against any Taxes arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the actual or deemed making of an election under Section 338(g) of the Code) with respect to the actual or deemed purchase and sale of the stock of the Transaction Companies hereunder where the state, local, or foreign tax jurisdiction does not provide or recognize a Code
Section 338(h)(10) Election. Notwithstanding the above, TRW's obligations hereunder will be reduced with respect to the state Taxes on the deemed sale of assets under Section 338(h)(10) Election in any state, where both (i) TRW or Microwave actually recognizes gain on the sale of Operating Company stock to Holdings that is taxed in that state and (ii) such state does not recognize the
Section 338(h)(10) Election, by the amount of Taxes paid with respect to the sale of stock in Operating Company in that particular state. In addition, TRW will pay that portion of any income or similar Tax for the Transaction Companies (including Taxes in Texas and Ohio) due for a Tax period ending after the Closing Date to the extent such Tax is measured by gain or income recognized on account of the Section 338(h)(10) Election or the transfer of Acquired Assets. TRW and its affiliates will comply fully with all filing and other requirements necessary to effect the Section 338(h)(10) Election. In addition, at the request of Holdings), TRW and its affiliates will make an election under Code
Section 197(f)(9)(B) in connection with the Transactions contemplated by this Agreement.

        6.6. Cooperation Regarding Tax Matters: The parties hereto will provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any legal requirement relating to Taxes of each party hereto or their respective affiliates.

        6.7. Tax Sharing Agreements: All Tax sharing agreements, policies, arrangements and practices between TRW or any of its affiliates and the Partnership or the Transaction Companies will terminate as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year). TRW and its affiliates on the one hand and the Partnership and each of the Transaction Companies on the other will cancel any intercompany accounts in respect of Taxes with each other as of the Closing Date as provided in Section 4.10 hereof. Any powers of attorney with respect to Taxes of the Partnership or the Transaction Companies currently in force will be terminated effective as of the Closing.

        6.8. Payment of Transfer Taxes and Other Charges: TRW will pay all transfer Taxes, if any, including, but not limited to, sales, use, and value added Taxes due on account of the Recapitalization transactions described in this Agreement. Purchaser and the Transaction Companies assume responsibility for and will pay any and all Taxes, fees and assessments due to or attributable to actions following the Recapitalization transactions including, but not limited to, filing fees, franchise Taxes, license fees or other costs for qualification or registration of, or for registration of shares of, TRW Hotel, Holdings, Operating Company, Comcred, S.A. de C.V., Servicred, S.A. de C.V., Lusk and CCB in any state or local jurisdiction, or any foreign jurisdiction including, without limitation, costs or fees, if any, to register or file articles or certificates or amended articles of incorporation with or to qualify to do business in any state or local jurisdiction.

        6.9. Survival of Obligations, Etc.: The obligations of the parties set forth in this Article VI relating to Taxes will, except as otherwise agreed in writing, be unconditional and absolute and will remain in effect without limitation as to time or amount of recovery by any party hereto until thirty
(30) days after the expiration of the applicable statute of limitations governing the Tax to which such obligations relate (after giving effect to any agreement extending or tolling such statute of limitations).

        6.10. Other: Any indemnification payments or Adjustment to the Purchase Price made under this Agreement will be treated for Tax purposes as an adjustment to the Demand Note portion of the Purchase Price paid to Microwave by Operating Company.

                                 ARTICLE VII

                             Actions After Closing

        7.1. Further Conveyances: After the Closing and without further cost or expense to the Transaction Companies, TRW will execute and deliver to the Transaction Companies such additional instruments of conveyance and take such other and further actions as Operating Company may reasonably request, and as are ordinarily provided by a seller, more completely to sell, transfer and assign to Operating Company and vest Ownership in the appropriate Transaction Company to the Acquired Assets and to consummate the transactions contemplated hereby.

        7.2. Further Consents to Assignment: As and to the extent any member of the TRW Group will have failed to obtain prior to Closing the consent or approval (or an effective waiver thereof) of any person or persons in respect of any item described in Section 4.5 hereof;

        (a) the parties will fully cooperate with each other to obtain from such person or persons the consents or approvals (or effective waivers thereof);

        (b) if the consent or approval is listed in Appendix G and is not obtained prior to the Closing, then (1) the members of the TRW Group will (x) use reasonable efforts to provide the Transaction Companies with an alternative arrangement providing the benefit of all the rights of the members of the TRW Group under such contract, lease, license, permit, approval or similar item including, without limitation, enforcement (at TRW's expense) of any and all rights of the members of the TRW Group against such person as the Transaction Companies may reasonably request and (y) indemnify and hold harmless the Transaction Companies from and against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, attorneys' fees and expenses) arising out of or related to the failure to obtain such consent, approval or waiver; (2) Purchaser, in its good faith reasonable judgment, may elect to accept or reject such proposed alternative arrangement; and (3) if Purchaser elects to reject such proposed alternative (or if an alternative is not proposed), such election (or failure to propose an alternative) will be deemed to constitute, pursuant to Section 5.1 hereof, a failure to satisfy a condition to Purchaser's obligation to consummate the transactions contemplated by this Agreement, but will not constitute a breach of covenant or a breach of warranty by any member of the TRW Group; and

        (c) if the parties are unable to obtain any consent or approval (or effective waiver thereof) under any of the contracts, leases, licenses, permits, approvals or other similar items constituting part of the Acquired Assets that are not listed in Appendix G, then after the Closing (1) this Agreement will not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such item or create in the issuer or any party thereto the right or power to cancel or terminate such item and, in such case, the consummation of the transactions contemplated hereby will not be deemed to constitute such an assignment and (2) TRW, IS&S International and Microwave will use reasonable efforts to cooperate with the Transaction Companies in any reasonable arrangement designed to provide the Transaction Companies with the benefit of all the rights of the members of the TRW Group under such contract, lease, license, permit, approval or similar item, including, without limitation, enforcement (at TRW's expense) of any and all rights of the members of the TRW Group against such person as the Transaction Companies may reasonably request.

        7.3. Access to Former Business Records: For a period of ten (10) years following the Closing, or until any audits of the Tax Returns of the TRW Group relating to periods prior to the Closing are completed, whichever occurs later, Operating Company will retain all business records of the Business other than those records destroyed in accordance with normal record retention procedures. During such period, Operating Company will afford duly authorized representatives of TRW or an appropriate tax auditor displaying appropriate credentials free and full access to all of such records and will permit such representatives, at TRW's expense, to make abstracts from, or to take copies of any of such records or to obtain temporary possession of any thereof as may be reasonably required by TRW. During such period, Operating Company will cooperate with TRW or an appropriate tax auditor, and cause employees of the Business to cooperate with TRW or an appropriate tax auditor, at TRW's expense, in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding or investigation relating to TRW's conduct of the Business prior to the Closing. If Operating Company desires to dispose of any such records prior to the expiration of such period other than in accordance with normal record retention procedures, Operating Company will, prior to such disposition, give TRW the opportunity, at TRW's expense, to segregate and remove such records as TRW may select.

        7.4. Access to Former Employees: After the Closing, Operating Company will make available to TRW any employees of Operating Company whom TRW may reasonably need in order to defend or prosecute any legal or administrative action to which TRW is a party and which relates to the conduct of the Business prior to the Closing. TRW will pay or reimburse Operating Company for all reasonable expenses which may be incurred by such employees in connection therewith, including, without limitation, all travel, lodging and meal expenses, and TRW will compensate Operating Company for the number of whole business days spent by each such employee in providing such services at the rate of one hundred thirty percent (130%) of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.


        7.5. Use of TRW Trademark: The Transaction Companies will not use the TRW name or Trademark, except as authorized in accordance with the Trademark Agreement.

        7.6.    Nondisclosure:

        (a) For a period of five (5) years after the Closing, TRW will not, and will cause each of its affiliates, and their respective successors and assigns not to, (i) use any Confidential Information (as hereinafter defined) for its own benefit or the benefit of any person, firm or corporation other than the Transaction Companies and their respective successors and assigns, or (ii) disclose any Confidential Information to any person, firm or corporation, other than to (x) the Transaction Companies and their respective successors and assigns or (y) entities controlled by TRW. The term "Confidential Information" will mean any trade secrets, any confidential or proprietary information and any tangible items which record such trade secrets or confidential or proprietary information that TRW or any of its affiliates has in its possession on or before the Closing Date concerning operations, inventions, developments, products, services, processes, discoveries or other matters relating to the Business, except for any information which (x) is or becomes publicly known or within the public domain other than as a result of disclosure by TRW or any of its affiliates in violation of the terms of this Agreement or (y) becomes available subsequent to the Closing to TRW or any of its affiliates on a non-confidential basis from a source other than the Transaction Companies, provided that such source is not prohibited from disclosing such information to TRW or any of its affiliates by a contractual, legal or fiduciary obligation to the Transaction Companies. The covenant set forth in this
                Section 7.6 will not be applicable to TRW's use of any information concerning the Business in connection with (i) the payment or contesting of any Excluded Liability or (ii) the preparation and publication of TRW's financial statements and all reports and disclosures provided for in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the respective regulations thereunder.

        (b) In the event that TRW or any of its affiliates receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigation or similar process) to disclose any or all of the Confidential Information, TRW agrees to (i) provide Operating Company with prompt notice of the existence, terms and circumstances surrounding such a request, (ii) consult with Operating Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) provide reasonable assistance to Operating Company, at Operating Company's expense, in seeking a protective order or other appropriate remedy. In the event that a protective order or other remedy is not obtained or that Operating Company waives compliance with the provisions hereof,
                (i) the entity which received such a request may disclose only that portion of the Confidential Information which it is advised by opinion of its counsel is legally required to be disclosed and will cooperate with Operating Company in seeking to obtain reasonable assurance confidential treatment will be accorded to such portion of the Confidential Information, and (ii) such entity will not be liable for such disclosure unless such disclosure to any such tribunal was caused by or resulted from a previous disclosure by TRW or any of its affiliates not permitted by this Section 7.6.

        (c) The parties further agree that damages at law for violation of the foregoing covenant would not be an adequate or proper remedy and that, if TRW or any of its affiliates violates or threatens to violate the foregoing covenant, the Transaction Companies and their respective successors and assigns will be entitled, upon application to a court of competent jurisdiction and notice to TRW, to obtain a temporary or permanent injunction, without the posting of any bond, against TRW or any of its affiliates prohibiting any threatened or further violation of this covenant, and also to seek damages, compensatory, exemplary or otherwise, for such violation. Such remedies will not be deemed to be the exclusive remedies for a breach of this Section 7.6 available to the Transaction Companies and their respective successors and assigns, but will be in addition to any and all other remedies available at law or in equity.

                                 ARTICLE VIII

                        Employees and Employee Benefits

        8.1. Employment of Initial Employees: Reasonably in advance of the Closing, Purchaser will offer to substantially all TRW Employees and all Partnership Employees employment with Operating Company effective as of the Closing, with initial job responsibilities and cash compensation comparable in the aggregate to those extended to such employees by TRW or the Partnership, as the case may be. TRW will use all reasonable efforts to assist Purchaser in making arrangements for Operating Company to hire the TRW Employees and the Partnership Employees (other than those who elect to retire) as of the Closing. Effective as of the Closing, all TRW Employees and all Partnership Employees who accept Purchaser's offer of employment will become employees of Operating Company ("Hired Employees"). Purchaser may identify up to ten (10) individuals who will not become Hired Employees as of the Closing but who will remain employees of TRW and provide services to Operating Company on such terms and conditions (not less favorable to such individuals than the terms and conditions of their current employment) as Purchaser and TRW may agree. TRW and its subsidiaries will neither employ nor offer employment to any Hired Employee during the twelve (12) month period following the Closing without the prior written consent of Operating Company. During such period, Holdings and its subsidiaries will not, without the prior written consent of TRW, employ or offer employment to any former employee of the Business within six months of such person's retirement under any applicable TRW pension plan.

        8.2. Subsequent Terminations or Layoffs: In any termination or layoff by Operating Company of any Hired Employee after the Closing, Operating Company will comply fully (where applicable) with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other applicable Federal, state and local laws, including those prohibiting discrimination and requiring notice. The Operating Company will be solely responsible for any severance expenses due a Hired Employee as a result of any such termination or layoff and will bear the cost of compliance with (or failure to comply with) any such laws. For six months after the Closing, Operating Company will maintain severance benefits comparable to severance benefits in effect, immediately prior to the Closing, for TRW Employees or Partnership Employees as the case may be.

        8.3. Employee Benefits: The Transaction Companies are not assuming and will not have any responsibility for the continuation of any Plan maintained by TRW for the Business, and no Plan adopted or maintained by Operating Company with respect to the Business will be deemed a Successor Plan of TRW. The Operating Company will assume and maintain for the Partnership Employees for a reasonable period of time (not less than three months) after the Closing all employee benefit plans (which will include all employee pension benefit plans and employee welfare benefit plans) in effect as of the Closing which covered Partnership Employees, and Operating Company will be deemed a successor employer to all such plans. Without limiting the foregoing, TRW will be responsible for any claims incurred prior to the Closing under any group health, disability, life insurance or similar plan maintained by TRW. For purposes of this Section 8.3, a claim will be incurred upon (a) the rendering of a covered service or the commencement of hospitalization or confinement, in the case of a group health plan, (b) the disabling event, in the case of a disability plan, and (c) death, in the case of a life insurance plan.

        8.4. Pension Plan: TRW will retain all assets and liabilities in the TRW Salaried Pension Plan (the "Pension Plan") allocable to the TRW Employees, including all Hired Employees. All benefit service and vesting service accruals for the TRW Employees, including the Hired Employees, under the Pension Plan will cease as of the Closing. TRW will amend the Pension Plan to provide those Hired Employees who (i) are covered under the Pension Plan at the Closing, (h) have five or more years of vesting service under the Pension Plan at the Closing and (iii) are employed by Operating Company for at least one year from the Closing with a supplemental benefit. The supplemental benefit will be based upon the formula of 2.5% times
                                                                          -----
pensionable earnings times years of benefit service where "benefit service"
                     -----
means the benefit service credited to such Hired Employee under the Pension Plan at the Closing and "pensionable earnings" (as defined in the Pension Plan but limited to 1995 earnings only) means the 1995 pensionable earnings of such Hired Employee. The parties may agree to allocate among such Hired Employees the aggregate amount of the supplemental benefit determined under such formula on a basis weighted for age or benefit service. The supplemental benefit will be paid as a single sum payment upon receipt of a deferred vested benefit or retirement benefit from the Pension Plan. Both the vested Pension Plan benefit and the supplemental benefit described herein will not be payable to the Hired Employee until such employee has (i) attained at least age 55, (ii) terminated employment from Operating Company (or any successor of Operating Company or purchaser of substantially all of the Business) and (iii) filed a written application therefore with the Pension Plan's Board of Administration. (Hired Employees still employed with Operating Company (or successor) after attainment of age 65 may file a written application for receipt of benefits from the Pension Plan.)

        8.5. Medical, Dental and Vision Benefits: As of the Closing and without any waiting period, Operating Company will provide all Hired Employees (and their dependents) with medical, dental and vision benefit coverage under group health plans maintained by Operating Company, which may include the medical, dental and vision plans which cover Partnership Employees as of the Closing and which are being assumed by Operating Company. The Operating Company will waive any pre-existing condition exclusions or limitations applicable to such persons under such medical, dental and vision plans.

        8.6. Life Insurance: As of the Closing, Operating Company will provide all Hired Employees with coverage under life insurance benefit plans maintained by Operating Company, which may include the life insurance benefit plans which cover Partnership Employees as of the Closing and which are being assumed by Operating Company.

        8.7. Vacation: As of the Closing, Operating Company will assume an obligations of TRW and the Partnership to Hired Employees for any accrued but unused vacation days in accordance with the Supplemental Accounting Principles set forth on Appendix E-1. TRW will have no obligation to make any payment to Hired Employees after the Closing with respect to any such vacation days.

        8.8. 401(k) Plans: TRW currently maintains the TRW Employee Stock Ownership and Stock Savings Plan ("SSP") and the Partnership currently maintains the TRW REDI Employee Savings Plan ("Partnership Plan"), both plans being qualified under Sections 401(a) and 401(k) of the Code. All contributions to the SSP by TRW Employees and matching contributions by

TRW will cease as of the Closing. The Operating Company will assume and maintain the Partnership Plan with an employer matching contribution no less than that in effect under the Partnership Plan at the Closing. The Operating Company agrees to either (i) cover all Hired Employees under the Partnership Plan being assumed by Operating Company as of the Closing or (ii) establish, effective as of the Closing, a 401(k) plan which will provide an employer matching contribution at least equal to the employer matching contribution in effect under the SSP at the Closing (the "Purchaser 401(k) Plan"). The Purchaser 401(k) Plan will recognize service of Hired Employees rendered to TRW and recognized by the TRW 401(k) Plan for all purposes for which service counts under the Purchaser 401(k) Plan. As soon as practicable thereafter, TRW and Purchaser will agree in good faith on a valuation date ("Valuation Date"). On a date as further agreed upon by the Purchaser and TRW after the Valuation Date, TRW will (i) cause the interests of each TRW Employee in the Insured Return, Equity, Bond Index and Small Company Equity Funds maintained pursuant to the SSP to be liquidated into an amount of cash equal to the value of each such person's interest in such fund as of the close of business on the Valuation Date; (ii) cause the interests of each TRW Employee in the TRW Stock Fund maintained pursuant to the SSP to be converted into shares of TRW Common Stock; and (iii) cause the cash amounts and shares of TRW Common Stock as so determined to be spun off and transferred to the Purchaser 401(k) Plan, once satisfactory evidence of intended IRS qualification of the Purchaser 401(k) Plan has been provided to TRW.

        8.9. Workers' Compensation: TRW will bear the entire cost and expense of all workers' compensation claims arising out of injuries identifiably sustained by Hired Employees before the Closing. Operating Company will bear the entire cost and expense of all workers' compensation claims arising out of injuries and illnesses identifiably sustained by Hired Employees after the Closing. TRW will bear the entire cost and expense of all workers' compensation claims arising out of injuries without an identifiable date of occurrence and which are alleged to have arisen before the Closing and which are filed before the Closing. Notwithstanding any state law to the contrary, Operating Company will bear the entire cost and expense of all workers' compensation claims arising out of injuries and illnesses sustained by Hired Employees without an Identifiable date of occurrence and which are alleged to have arisen before or after the Closing which are filed after the Closing. From and after the Closing, Operating Company will use its good faith efforts to facilitate the return to work in the employment of Operating Company of any Hired Employee who is on disability leave on the Closing as a result of a work-related injury or illness.

        8.10. No Rights: No former, present or future employees of either party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement. Except as provided in Section 8.2 hereof, nothing herein is to be construed to require the Transaction Companies to maintain any benefit or condition of employment for a period longer than three (3) months following the Closing.

        8.11. Family and Medical Leave Act: Purchaser acknowledges that effective as of the Closing, Operating Company is a successor employer of the Hired Employees for purposes of compliance with the Family and Medical Leave Act.

                                  ARTICLE IX

                                Indemnification

        9.1.    Indemnification of TRW:  Subject to the limitations set forth in
Section 9.5 hereof, each of the Transaction Companies hereby agrees and covenants that after the Closing each will jointly and severally indemnify, defend and hold TRW and its subsidiaries harmless from and against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees) arising out of or resulting from (a) either (i) any misrepresentation or breach of warranty by Purchaser for which notice is given by TRW within the applicable periods specified in Section 3.5 hereof or (ii) any claim by a person other than TRW and its subsidiaries, which claim is based upon one or more allegations that, if true, would give rise to a right of indemnification under clause (a)(i) of this sentence and for which notice is given by TRW within the applicable periods specified in Section 3.5 hereof; (b) any failure to pay or satisfy or cause to be paid or satisfied any of the Assumed Liabilities when due and payable; (c) nonperformance by Purchaser of any obligation to be performed on the part of the Purchaser under this Agreement prior to the Closing and the non-performance by any of the Transaction Companies of any obligation to be performed on their respective parts under this Agreement after the Closing including, without limitation, the obligations of each of the Transaction Companies under Article VIII hereof; or (d) any claim by a third party relating to the use after the Closing of the Trademark by Licensee (each as defined in the Trademark Agreement), including, without limitation, product liability; provided, however, that (a) there shall be no right of indemnification under this clause (d) in respect to (i) claims by any of the Transaction Companies under this Agreement or (ii) claims that the use of the Trademark (as defined in the Trademark Agreement) after the Closing (as distinct from the use of a mark or component of a mark not including TRW) infringes any third party's rights, and (b) the Transaction Companies shall not have any liability under this clause (d) with respect to any diminution in the value of shares of capital stock in Holdings.

        9.2. Indemnification of Transaction Companies: Subject to the limitations set forth in Section 9.4 hereof, TRW hereby agrees and covenants that after the Closing it will indemnify, defend and hold each of the Transaction Companies and their subsidiaries harmless from and against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees) arising out of or resulting from (a) either (i) any misrepresentation or breach of warranty by TRW for which notice is given by such Transaction Company within the applicable periods specified in Section 3.5 hereof or (ii) any claim by a person other than the Transaction Companies and their subsidiaries, which claim is based upon one or more allegations that, if true, would give rise to a right of indemnification under clause (a)(i) of this sentence and for which notice is given by Transaction Companies within the applicable periods specified in Section 3.5 hereof; (b) any failure fully to pay or satisfy or cause to be paid or satisfied any of the Excluded Liabilities when due and payable; (c) nonperformance by any member of the TRW Group of any obligation to be performed on the part of any member of the TRW Group under this Agreement prior to the Closing and the nonperformance by TRW, Microwave or IS&S International of any obligation to be performed on their respective parts after the Closing, including, without limitation, the obligations of TRW under Article VIII hereof; or (d) any claim that the use of the Trademark (as defined in the Trademark Agreement after the Closing in accordance with the terms of the Trademark Agreement infringes any trademark, service mark, trade name or other proprietary right of any third party. Any payments made by TRW pursuant to this
Article IX will be made to Operating Company.

        9.3. Claims: If Section 6.4 hereof applies, the following provisions of this Section 9.3 do not apply. If an indemnified person (a "Claimant") desires to make a claim under Section 9.1 or Section 9.2 hereof against an indemnifying person (the "Indemnitor") which does not involve a claim by any person other than the parties and their subsidiaries, then such Claimant will make such claim by promptly delivering written notice to the other; provided, however, that, subject to Section 3.5 hereof, the failure to give such notice will not relieve any Indemnitor from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnitor. If a Claimant desires to make a claim against an Indemnitor under Section 9.1 or Section 9.2 hereof, as the case may be, which involves a claim by a person other than the parties and their subsidiaries, then such claim will be made in the following manner and be subject to the following terms and conditions:

        (a) Notice: The Claimant will give prompt written notice to the Indemnitor of any demand, claim or threat of litigation or the actual institution of any action, suit or proceeding (collectively, a "Claim") served on or instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under Section 9.1 or Section 9.2 hereof. In providing such notice, the Claimant will only state the existence of such Claim and need not admit or deny the validity of the facts or circumstances out of which such Claim arose. The failure to give such notice will not relieve an Indemnitor from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnitor.

        (b) Responsibility for Defense: Within thirty (30) days after receipt of any such notice, but not less than five (5) working days prior to the time the Claimant is required to respond to a Claim, the Indemnitor may, by giving written notice to the Claimant, and provided that in such notice the Indemnitor also agrees that it has responsibility hereunder to indemnify the Claimant with respect to such Claim, assume responsibility for the defense of the Claim (thereby becoming the "Defending Party") in the name of the Claimant or otherwise as the Indemnitor may elect. The Claimant will assume responsibility for the defense of such Claim as the Defending Party if the Indemnitor does not elect to assume responsibility for the defense of such Claim as provided in the previous sentence, in which event the Indemnitor will reimburse the Claimant for the costs of defending against such Claim, including reasonable attorneys' fees and expenses, and will be responsible for any Losses (as defined in Section 9(c) hereof) the Claimant may suffer as a result of such Claim, if, but only to the extent that, the Claimant is in fact entitled to indemnification under this Agreement with respect to such Claim. Subject to the provisions of Sections 9.3(c) and 9.3(d) hereof, the Defending Party will have full authority to defend, cure, adjust, compromise or settle such Claim or appeal any judgment or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

        (c) Right to Participate/Right to Assume Responsibility for Defense of a Claim: Notwithstanding a Defending Party's responsibility for the defense of a Claim, the other party will have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and, upon receiving a written request from the other party, the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim and provide the other party with copies of all pleadings and material correspondence relating to such Claim. In the event that a Claim seeks equitable or injunctive relief, the Claimant may, at its option, and notwithstanding anything to the contrary in Section 9.3(b) hereof, assume responsibility for the defense of such portion of the Claim seeking equitable or injunctive relief. In the event that pursuant to the preceding sentence the Claimant has assumed responsibility for the defense of such portion of the Claim as seeks equitable or injunctive relief, the Indemnitor will reimburse Claimant for the costs of defending the Claim including reasonable attorneys' fees and expenses, and the Indemnitor will remain monetarily responsible for any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees) (collectively "Losses") the Claimant may suffer as a result of such Claim, if, but only to the extent that, such defense costs and such Losses are otherwise subject to indemnification pursuant to this Agreement.

        (d) Settlement: A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept, in which event the other party will within five business days after receipt thereof provide the Defending Party with a written notice (a "Response Notice") to the effect that (i) the other party consents to the settlement or (ii) the other party objects to the settlement, and in which event the following additional provisions will apply.

                (A) In the event that the other party (i) consents to the settlement in a timely Response Notice, or (ii) fails to provide the Defending Party with a timely Response Notice, the Defending Party will have the right to propose or accept, as the case may be, such settlement and to enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement.

                (B) When the Defending Party is also the Indemnitor, and the Claimant objects to the settlement by means of a timely Response Notice, then the Defending Party may, if it so elects, and provided that the settlement in question is purely monetary in nature and provides for a complete release of the Claim, tender the defense of the Claim to the Claimant by tendering the Claimant the amount of money proposed to be paid in settlement of the Claim (the "Tendered Amount"), in which case the Defending Party will have no further liability to the Claimant hereunder with respect to such Claim, and in which case the Claimant will have full responsibility for any and all defense costs and Losses thereafter resulting from such Claim (the "Claimant's Costs") and, in addition, once the Claimant's Costs have been fully and finally determined, will reimburse the Defending Party for the amount (if any) by which the Tendered Amount exceeds the Claimant's Costs.

                (C) When the Defending Party is the Claimant, the Claim in question is not one that the Claimant assumed responsibility of pursuant to the second sentence of Section 9.3(c) hereof, and the Indemnitor objects to the settlement by means of a timely Response Notice, the Indemnitor will have the right to assume responsibility for the defense of the Claim by delivering with the Response Notice a notice in the form contemplated by the first sentence of Section 9.3(b) hereof. If the Indemnitor fails to exercise such right, and if the settlement in question would impose purely monetary obligations on the Indemnitor, the Defending Party will have the right to propose or accept, as the case may be, such settlement and to enter into any agreement, in its own name and/or in the name of the Indemnitor, giving legal effect to all aspects of such settlement, whereupon, if, but only to the extent that, the Defending Party is entitled to indemnification from the Indemnitor in respect to the Claim, and further subject to Sections 9.4 and 9.5 hereof, the amount paid under the terms of such settlement will be deemed to be Losses subject to indemnification to the extent, and only to the extent, such settlement is reasonable under all the facts and circumstances at the time of the settlement. Otherwise, Losses subject to indemnification will be deemed to be that portion of the amount paid under the terms of such settlement that would have been reasonable to pay under the terms of such settlement under all of the facts and circumstances at the time of such settlement.

                (D) Except as provided in Section 9.3(d)(C) hereof, the Defending Party will have no authority to enter into any proposed settlement that the other party has objected to by means of a timely Response Notice. If the other party has acted unreasonably in objecting to a proposed settlement by means of a timely Response Notice, and the Defending Party did not have either the right to tender the defense of the Claim in question to the other party pursuant to
                Section 9.3(d)(B) hereof or the right to enter into the proposed settlement of the Claim pursuant to Section 9.3(d)(C) hereof, then the other party will indemnify the Defending Party against any and all Losses that the Defending Party may suffer as a result of such unreasonable objection.

        9.4. Limitation on TRW Indemnification: Notwithstanding the provisions of Section 9.2(a) hereof, TRW will be obligated to indemnify, defend, and hold the Transaction Companies and their subsidiaries harmless from or against any Losses arising out of a misrepresentation or breach of warranty by TRW only if, and then to the extent, the aggregate amount of all timely claims exceeds Five Million Dollars ($5,000,000). In no event will TRW's total obligation to the Transaction Companies and their subsidiaries under Section 9.2(a) hereof exceed, in the aggregate, Fifty Million Dollars ($50,000,000). The foregoing $5,000,000 and $50,000,000 limitations will not apply to claims based upon (i) knowing, intentional conduct that constitutes common law fraud or (ii) any misrepresentation or breach of warranty with respect to the following representations: Section 3.2(n) (captioned "Taxes") and Section 3.2(k) (captioned "Employee Benefits").

        9.5.    Limitation on Transaction Companies Indemnification:
Notwithstanding the provisions of Section 9.1(a) hereof, the Transaction Companies will be obligated to indemnify, defend, and hold TRW and its subsidiaries harmless from or against any Losses arising out of a misrepresentation or breach of warranty by the Purchaser only if, and then to the extent, the aggregate amount of all timely claims exceed Two Million Dollars ($2,000,000). In no event will the Transaction Companies' total obligation to TRW and its subsidiaries under Section 9.1(a) hereof exceed, in the aggregate, Seventy Million Dollars ($70,000,000).

        9.6.    Miscellaneous:

        (a) Certain Matters of Construction: References in this Article IX to representations or warranties set forth in a particular Section will be deemed to include without limitation (i) all representations and warranties in Parts specifically referred to in such Section and (ii) such representations and warranties as confirmed by the certificates referred to in Sections 5.1(a), 5.1(k) and 5.2(a) hereof.

        (b) Waiver of Subrogation: Each of the parties hereby waive any insurer's right of subrogation under this Agreement except solely to the extent such waiver would result in a limitation or termination of coverage under any policy.

                                   ARTICLE X

                      Amendment, Waiver, and Termination

        10.1. Amendment: This Agreement may be amended at any time, but only by written instrument executed by all the parties hereto.

        10.2. Waiver: Waiver of compliance by any party with any covenants or conditions contained in this Agreement may only be by written instrument executed by the party waiving such compliance. No such waiver, however, will be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.

        10.3. Termination: This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

        (a)     at any time, by mutual written consent of TRW and Purchaser; or

        (b) by either TRW or Purchaser if the other party will be in material breach of one or more of the provisions of this Agreement and has not cured such breach within 30 days following notice of such breach; or

        (c) by either TRW or Purchaser if, through no fault of the party seeking termination, the Closing has not occurred on or prior to December 3, 1996.

        10.4. Procedure and Effect of Termination: In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.3 hereof, written notice thereof will forthwith be given by the party so terminating to the other party and this Agreement will terminate and the transaction contemplated hereby will be abandoned, without further action. If this Agreement is terminated pursuant to
Section 10.3 hereof:

        (a) each party will redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party will be treated in accordance with
                Section 11.2 hereof;

        (b) all filings, applications and other submissions made pursuant hereto will, at the option of TRW or Purchaser and to the extent practicable, be withdrawn from the agency or other person to which made;

        (c) there will be no liability or obligation hereunder on the part of TRW or Purchaser or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that any liability or obligation of TRW or Purchaser (the "Responsible Party"), as the case may be, arising from a material breach by the Responsible Party of one or more of the provisions of this Agreement will survive such termination; and

          (d) the obligations provided for in this Section 10.4 and the obligation to treat information in a confidential manner as set forth in Section 11.2 hereof will survive any such termination.

                                  ARTICLE XI

                                 Miscellaneous

          11.1. Cooperation: Each of the parties will cooperate with the other parties, at the request and expense of the requesting party, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements and disputes with other persons or governmental inquiries or investigations involving the conduct of the Business by the TRW Group or the transactions contemplated hereby.

          11.2. Confidentiality: Reference is made to the Confidentiality Agreement (the "Confidentiality Agreement") dated January 19, 1996 between Purchaser and TRW. Both parties will continue to be bound by and will continue to abide by the terms and conditions of the Confidentiality Agreement. TRW agrees to cooperate with Purchaser, after the Closing, to obtain the return of all documents and information supplied to other prospective purchasers of the Business or part thereof pursuant to Confidentiality Agreements executed by such prospective purchasers. TRW will seek, and Purchaser agrees to accept, assignments of Confidentiality Agreements that TRW entered into with other prospective purchasers of the Business.

          11.3. Severability: If any provision of this Agreement will finally be determined to be unlawful, then such provision will be deemed to be severed from this Agreement and every other provision of this Agreement will remain in full force and effect to the extent that such provisions can be given reasonable effect in accordance with the intentions of the parties.

          11.4. Expenses: Except as otherwise provided in this Agreement, each party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions will be consummated. For purposes of the preceding sentence, all expenses of TRW and its subsidiaries (including, without limitation, expenses of the Business) in connection with this transaction and the transactions contemplated hereby, including, without limitation, all legal, accounting and other advisory costs and expenses, broker's or finder's fees and expenses, investment banking fees and expenses, corporate staff expenses and all retention or deal bonuses, if any, will be paid by TRW and will not be charged by TRW to the Business; provided, however, that the Business may pay or be charged for the salaries and benefits

(excluding retention or deal bonuses) of employees who are full time employees of the Business or whose salaries and benefits are allocated to the Business in the Ordinary Course of Business.

        11.5. Bulk Sales: The parties waive compliance with the provisions of any so-called bulk sales law of any state.

        11.6. Notices: All notices, requests and other communications hereunder will be in writing and will be deemed to have been duty given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three (3) days after mailing registered or certified air mail, return receipt requested, with postage prepaid:

        If to Purchaser, to:    IS&S Acquisition Corp.
                                c/o both of:

                                Ropes & Gray
                                One International Place
                                Boston, MA 02110-2624
                                Telefax:  (617) 951-7050
                                Attention: R. Bradford Malt

                                        and

                                Hutchins, Wheeler & Dittmar
                                A Professional Corporation
                                101 Federal Street
                                Boston, MA 02110
                                Telefax. (617) 951-1295
                                Attention:  Charles W. Robins

     If to TRW, to:             TRW Inc.
                                1900 Richmond Road
                                Cleveland, OH 44124
                                Telefax:  (216) 291-7070

                                Attention:  Secretary

provided, however, that if either party will have designated a different address by notice to the other given as provided above, then to the last address so designated.

        11.7. Dispute Resolution: Except as provided in Section 2.8 hereof concerning the Adjustment, if, after the Closing, the parties should have any dispute among each other arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will attempt to resolve such dispute in the following manner:

        (a) Notice: Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11.7.

        (b) Negotiation: During the ninety (90) day period following the delivery of the notice described in Section 11.7(a) above, appropriate representatives of the parties will meet and seek to resolve the disputed issue through negotiation.

        (c) Referral: If representatives of the parties are unable to resolve the disputed issue through negotiation within the first sixty (60) days of the period described in Section 11.7(b) hereof, the parties will refer the issue to an officer or executive officer of each party or a neutral person or persons satisfactory to both parties ("Referral Committee"). The procedures to be followed for presentation of each party's position with respect to the disputed issue and the method by which the Referral Committee will consider the issue and attempt to reach a decision will be determined by agreement of the parties at the time the matter is referred. Unless the parties have otherwise agreed in advance in writing, a decision of the Referral Committee pursuant to this Section 11.7 will not be binding upon the parties.

        (d) Stay: No party will bring any action against another with respect to such dispute until expiration of such ninety (90) day period, unless the party bringing an action determines, based upon written advice of legal counsel, that an applicable statute of limitation may expire prior to the expiration of such ninety
                (90) day period. Nothing in this Section 11.7 will preclude any party from taking interim measures of protection in the form of seeking preliminary or temporary equitable relief.

        11.8. Exclusive Remedy: The parties agree, to the fullest extent permitted by law, that after the Closing none of them or any of their directors, officers, employees, affiliates, controlling persons, agents, successors, permitted assigns, or representatives will have any liability or responsibility whatsoever to the other or such other's directors, officers, employees, affiliates, controlling persons, agents, successors, permitted assigns, or representatives' on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser or the members of the TRW Group or their respective directors, officers, employees, affiliates, controlling persons, agents, successors, permitted assigns, or representatives (or any omissions therefrom), including, without limitation, information provided or statements made in the specific representations and warranties set forth in this Agreement, except as and only to the extent expressly set forth herein with respect to such representations and warranties, covenants and rights to indemnification and subject to the limitations and restrictions contained herein or to the extent any such liability or responsibility is based upon a fraudulent representation or claim.

        11.9. Assignment: This Agreement will be binding upon and inure to the benefit of the successors of each of the parties hereto, but will not be assignable by either party without the prior written consent of the other; provided, however, that Purchaser may (i) assign its rights and delegate its duties hereunder, in whole or in part, to Holdings pursuant to the Merger, (ii) assign its rights and delegate its duties hereunder, in whole or in part, to one or more of its subsidiaries, provided that Purchaser gives TRW prior written notice of such assignment and unconditionally guarantees performance by Purchaser's assignee, (iii) assign its rights hereunder, but subject to all limitations contained hereunder including, without limitation, the provisions of
Article IX and Section 11.8 hereof, to one or more lenders of Operating Company to secure obligations to such lender or lenders, or (iv) assign its rights and delegate its duties hereunder, but subject to all limitations contained hereunder including, without limitation, the provisions of Article IX and
Section 11.8 hereof, to the purchaser or purchasers of all or substantially all of the Business (whether through a sale of assets or stock, merger or otherwise).

        11.10 No Third Parties: Neither this Agreement nor any provision set forth herein is intended to, or will, create any rights in or confer any benefit upon any person other than Lusk and the parties hereto and their successors and permitted assigns.

        11.11. Incorporation by Reference: The Appendices to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

        11.12. Governing Law: This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of New York, except where the substantive laws of another jurisdiction mandatorily apply.

        11.13. Counterparts: More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart will be deemed an original without production of the others.

        11.14. Complete Agreement: This sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party relating thereto.

        11.15. Consent to Jurisdiction: Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the Other Agreements or the subject matter hereof or thereof will be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, county of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the United States District Court for the Southern District of New York
or the Supreme Court of the State of New York, county of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the Other Agreements or the subject matter hereof or thereof and
(ii) hereby waives, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens,
                                                         -----     ----------
should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement, the Other Agreements or the subject matter hereof or thereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the Federal Rules of Civil Procedure or the Civil Practice Laws and Rules of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11.6 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 11.6 hereof does not constitute good and sufficient service of process. The provisions of this Section 11.15 will not restrict the ability of any party to enforce in any court any judgment obtained in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, county of New York.

        11.16. Waiver of Jury Trial: To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement, the Other Agreements or the subject matter hereof or thereof, in each case whether now existing or hereafter arising and whether in contract to tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 11.15 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        EXPERIAN CORPORATION

                                        By:
                                           ------------------------------
                                                Authorized Officer

                                        By:
                                           ------------------------------
                                                Authorized Officer

ATTEST:                                 TRW INC.

_________________________               By:
                                           ------------------------------
                                           Authorized Officer

                                        By:
                                           ------------------------------
                                           Authorized Officer

                                        TRW IS&S INTERNATIONAL, INC.

                                        By:
                                           ------------------------------
                                           Authorized Officer

                                        TRW MICROWAVE INC.

                                        By:
                                           ------------------------------
                                            Authorized Officer

                                        IS&S HOLDINGS, INC.

                                        By:
                                           ------------------------------
                                            Authorized Officer

                                        INFORMATION SYSTEMS AND SERVICES,
                                         INC.

                                        By:
                                           ------------------------------
                                            Authorized Officer

                                        TRW HOTEL COMPANY INC.

                                        By:
                                           ------------------------------
                                            Authorized Officer

                                  APPENDIX A

                              CERTAIN DEFINITIONS

     The following terms have the meanings set forth below where used in the Agreement and identified with initial capital letters:

Acquired Assets                     As defined in Section 2.2 of the Agreement.

Activated                           Activated means that the Copernicus System
                                    has been placed in service and produces
                                    substantially all consumer credit reports sold by the Business.

Additional Excluded Assets          As defined in Appendix C.

Additional Excluded Liabilities     As defined in Appendix C.

Adjustment                          As determined under Section 2.8 of the
                                    Agreement.

Agreement                           As defined in the Preamble to the Agreement.

Approved Investments                As defined in Section 2.8(a) of the
                                    Agreement.

Assumed Liabilities                 As defined in Section 2.4 of the Agreement.

Assurances of Discontinuance        State of Vermont, Washington County Superior
                                    Court, Docket No. S-790-92 Assurance of
                                    Discontinuance dated December 16, 1992
                                    between TRW and the State of Vermont; and State of Vermont, Washington County Superior
                                    Court, Docket No. ___________, Assurance of
                                    Discontinuance dated September 14, 1995
                                    between TRW and the State of Vermont.

Auditors                            As defined in Section 2.8(c) of the
                                    Agreement.

Auditors' Report                    As defined in Section 2.8(c) of the
                                    Agreement.

Business                            As defined in Recital A of the Agreement.

Business Facility                   As defined in Section 3.2(e) of the
                                    Agreement.

CCB Shares                          The 10,000 shares of Consumer Credit Bureau
                                    (Japan) Common Stock owned by TRW.

Certificate of Merger               As defined in Section 2.6(d) of the
                                    Agreement.

Claim                               As defined in Section 9.3(a) of the
                                    Agreement.

Claimant                            As defined in Section 9.3 of the Agreement.

Closing                             As defined in Section 2.6(b) of the
                                    Agreement.

Closing Date                        As defined in Section 2.6(c) of the
                                    Agreement.

Closing Date Net Working
Capital Deficiency                  As defined in Section 2.8(b) of the
                                    Agreement.

Closing Date Net Working
Capital Excess                      As defined in Section 2.8(b) of the
                                    Agreement.

Code                                As defined in Recital D of the Agreement.

Confidential Information            As defined in Section 7.6(a) of the
                                    Agreement.

Confidentiality Agreement           As defined in Section 11.2 of the Agreement.

Consent Orders                      The Consent Order dated December 10, 1991
                                    in the case of Federal Trade Commission v.
                                    TRW INC. U.S. District Court for the
                                    Northern District of Texas, Civil Action
                                    No. 3-91CV2661-H, as amended by Agreed Order
                                    Amending Consent Order dated January 14,
                                    1993; and the Consent Order dated December
                                    10, 1991 in the case of TRW INC. v. Dan
                                    Morales, Attorney General of the State of
                                    Texas, et al, U.S. District Court for the Northern District of Texas, Civil Action
                                    No. 3-91-1340-H.

Contractual Obligations             As to any person, any written contract,
                                    agreement, deed, mortgage, lease, license, commitment, undertaking or arrangement, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness to which or by which such person is subject or bound or, to the knowledge of such person, to which or by which any property or right of such person is subject or bound, specifically excluding, however, all leases of real or personal property.

Databases                           Any and all proprietary and original
                                    compilation of data.

Default An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided, without cure.

Defending Party                     As defined in Section 9.3(b) of the
                                    Agreement.

Demand Note                         As defined in Recital D of the Agreement.

Disclosure Package                  As defined in Section 3.2 of the Agreement.

Effective Time                      As defined in Section 2.6(e) of the
                                    Agreement.

Elsevier                            As defined in Recital D of the Agreement.

Elsevier Partnership Interest       As defined in Section 3.2(o) of the
                                    Agreement.

Employee Pension Benefit Plan       As defined in Section 3.2(k) of the
                                    Agreement.

Employee Welfare Benefit Plan       As defined in Section 3.2(k) of the
                                    Agreement.

Encumbrance                         Any encumbrance or lien, including, without
                                    limitation, any mortgage, judgment lien, materialman's lien, mechanic's lien, security interest, encroachment, easement, or other restriction, in each case having a material adverse effect on the thing or right so encumbered.

Environmental Claim                 Any claim, written notice or written
                                    request for information by a governmental body or agency or by any other third party, whether based upon violation of statute or regulation, strict liability, tort or otherwise, with respect to an Environmental Condition.

Environmental Condition             Any condition affecting the environment or
                                    natural resources arising out of the conduct of the Business or the use of the Acquired
                                    Assets based upon the generation,
                                    management, handling, transportation,
                                    treatment, storage, disposal, delivery,
                                    discharge, release or emission of any waste, pollutant, toxic or other hazardous substance; provided, however, for the purposes of Section 2.5(a) of the Agreement
                                    "Environmental Condition" means any
                                    condition affecting the environment or
                                    natural resources based upon the generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any waste, pollutant, toxic or other hazardous substance.

Equity Investors                    As defined in Recital D of the Agreement.

ERISA                               Employee Retirement Income Security Act of
                                    1974, as amended.

Exceptions                          As defined in Section 2.12(a) of the
                                    Agreement.

Excluded Assets                     As defined in Section 2.3 of the Agreement.

Excluded Liabilities                As defined in Section 2.5 of the Agreement.

FCRA                                Fair Credit Reporting Act, as amended,
                                    15 United States Code Sections 1681 et seq.

Hired Employees                     As defined in Section 8.1 of the Agreement.

Holdings                            As defined in the Preamble to the Agreement.

Holdings Shares                     All issued and outstanding shares of common
                                    stock in Holdings.

HSR Act                             The Hart-Scott-Rodino Antitrust Improvements
                                    Act of 1976, as amended.

Indemnitor                          As defined in Section 9.3 of the Agreement.

Intellectual Property               All rights with respect to patents,
                                    trademarks, service marks, trade names,
                                    copyrights (and applications for
                                    registration of any of the foregoing),
                                    computer software, computerized data and information (including without limitation databases), trade secrets, know-how, inventions, product designs, processes and techniques, testing and quality control processes and techniques, drawings and customer lists.

IS&S Intellectual Property          All rights with respect to the Proprietary
                                    Software, Non-Proprietary Software and other
                                    Intellectual Property held or used by the TRW Group in the conduct of the Business as currently conducted or as proposed to be conducted in connection with present plans for the Copernicus/File One system under development as such Intellectual Property may exist as of Closing, as well as all claims against other persons arising out of such rights.

IS&S International                  As defined in the Preamble of the Agreement.

IS&S Significant Intellectual
Property All IS&S Intellectual Property, the absence of which or inability to use, individually or in the aggregate, is likely to have a Material Adverse Effect.

Losses                              As defined in Section 9.3(c) of the
                                    Agreement.

Lusk                                Lusk - TRW REDI, Inc., a District of
                                    Columbia corporation.

Material Adverse Effect             An event which has, or is likely to have, a
                                    material adverse effect on the business, assets, results of operations, condition
                                    (financial or otherwise) of the Business taken as a whole as the same is currently conducted by TRW and the Partnership.

Material Event                      Any event, condition, circumstance or
                                    occurrence which has had a Material Adverse
                                    Effect on the Business.

Merger                              As defined in Recital D of the Agreement.

Merger Consideration                As defined in Section 2.6(e) of the
                                    Agreement.

Mexican Investments                 All of IS&S International's equity interests
                                    in Comcred, S.A. de C.V., a corporation
                                    organized under the laws of Mexico, and
                                    Servicred, S.A. de C.V., a corporation
                                    organized under the laws of Mexico, and all of IS&S International's rights, title and interests under the agreements and instruments set forth in Part B-1-3 and Part
                                    B-1-4 of Appendix F to the Agreement,
                                    including, without limitation, the
                                    promissory notes set forth therein.

Microwave                           As defined in the Preamble to the Agreement.

Net Working Capital                 As defined in Section 2.8(b) of the
                                    Agreement.

Non-Proprietary Software            All computer software and programs licensed
                                    or leased from third parties including,
                                    without limitation, all existing versions, drafts and components modules of source code or object code or natural language code currently provided under license, whether recorded on paper, magnetic media or other electronic device, all existing descriptions, flow-charts and such other writings currently provided under license, including without limitation, documentation, manuals, catalogs, leaflets and training materials relating to the foregoing.

Noncompetition Agreement            An agreement to be dated the Closing Date
                                    between Holdings, Operating Company and TRW relating to TRW's post-Closing participation in activities competitive with the

                                    Business, such agreement to be substantially in the form of Appendix H to the Agreement.

Operating Company                   As defined in the Preamble to the Agreement.

Ordinary Course of Business         The ordinary course of business consistent
                                    with past custom and practice (including, without limitation, with respect to quantity, timing and frequency).

Other Agreements                    Collectively, the Transition Agreement, the
                                    Noncompetition Agreement, the Trademark
                                    Agreement, the Shared Liabilities Agreement, and such other agreements relating to the transactions contemplated hereby as the parties may hereafter execute and deliver.

Ownership                           Such ownership as confers upon a person
                                    having it, good and marketable title to and control over the thing or right owned, free and clear of any and all Encumbrances except permitted encumbrances.

Partnership                         As defined in Recital B of the Agreement.

Partnership Employees               All persons actively employed by the
                                    Partnership who are (i) on the payroll of the Partnership as active employees immediately prior to the Closing or (ii) on leave for medical or other reasons as of the Closing at such time as such person is released to return to work, but excluding those persons who are listed on Appendix M.

Partnership Interests               As defined in Section 3.2(o) of the
                                    Agreement.

Partnership Plan                    As defined in Section 8.8 of the Agreement.

Pension Plan                        As defined in the 8.4 of the Agreement.

Plan An employee benefit plan within the meaning of Section 3.3 of ERISA.

Prime Rate                          The rate of interest publicly announced by
                                    National City Bank (Cleveland) from time to time at its prime or base rate for U.S.
                                    Dollar loans.

Proprietary Software                Any and all software other than
                                    Non-Proprietary Software owned as developed, expanded, or otherwise modified from time to time including, without limitation, all existing versions and component modules of source code or object code or natural language code therefor, whether recorded on paper, magnetic media or other electronic device, all existing descriptions, flow-charts and such other writings currently used to develop such software and all existing documentation, including, without limitation, manuals, catalogs, leaflets and training materials relating to the foregoing.

Purchase Price                      As defined in Section 2.7 of the Agreement.

Purchaser                           As defined in the Preamble to the Agreement,
                                    including any successor thereto by reason of merger or otherwise.

Purchaser 401(k) Plan               As defined in Section 8.8 of the Agreement.

Recapitalization                    As defined in Recital D of the Agreement.

Referral Committee                  As defined in Section 11.7(c) of the
                                    Agreement.

REDI Trademark                      All of the right, title and interest of
                                    Elsevier in the Trademark and U.S. Trademark
                                    Registrations licensed to the Partnership under the trademark license agreement between Elsevier and the Partnership dated
                                    August 31, 1991.

Responsible Party                   As defined in Section 10.4(c) of the
                                    Agreement.

Retained Holdings Shares            That number of Holdings Shares which will
                                    result in Microwave owning an aggregate of 5.56% of the issued and outstanding shares of common equity in Holdings immediately following the Closing

Review Period                       As defined in Section 2.8(d) of the
                                    Agreement.

Section 338(h)(10) Election         As defined in Section 6.5 of the Agreement.

Shared Liabilities Agreement        An Agreement to be dated the Closing Date
                                    between Holdings, Operating Company and TRW relating to the sharing of certain liabilities, such Agreement to be substantially in the form of Appendix L to the Agreement.

Shares                              As defined in Section 3.2(c) of the
                                    Agreement.

SSP                                 As defined in Section 8.8 of the Agreement.

Successor Plan                      A continuation of a predecessor Plan, as
                                    defined in Section 4021(a) of the ERISA.

Tax Return                          Any federal, state, local and foreign
                                    return, declaration, report, claim for
                                    refund, amended return, declarations of
                                    estimate Tax or information return or
                                    statement relating to Taxes, and any
                                    schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof.

Tax, Taxes, Taxable                 All federal, state and local and foreign
                                    taxes, levies, deficiencies or other
                                    assessments and other charges of whatever nature (including, without limitation, all net income, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, occupation, or property taxes) imposed by any taxing authority as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to TRW or any affiliate, together with any interest and any penalties, additions to tax or additional amounts relating thereto.

Title Company                       As defined in Section 2.12(a) of the
                                    Agreement.

Trademark Agreement                 An agreement to be dated the Closing Date
                                    between Operating Company and TRW relating to Operating Company's post-closing use of the TRW Trademark, such agreement to be substantially in the form of Appendix J to the Agreement.

Transition Agreement                An agreement to be dated the Closing Date
                                    between Holdings, Operating Company and TRW pursuant to which the parties will establish certain procedures for the orderly transfer of the Business, such agreement to be in the form of Appendix I to the Agreement, as modified by the provisions of Section 4.4 of the Agreement.

Transaction Companies               Holdings, Operating Company, TRW Hotel and
                                    Lusk.

TRW                                 As defined in the Preamble to the Agreement.

TRW Employees                       All persons actively employed by TRW in
                                    TRW's conduct of the Business who are (i) on the payroll of the Business as active employees as of the Closing or (ii) on leave for medical or other reasons as of the Closing at such time as such person is released to return to work, but excluding those persons who are listed on Appendix M and any person who has qualified for benefits under TRW's Long Term Disability
                                    Plan as of the Closing.

TRW Group                           TRW, IS&S International, Microwave, the
                                    Transaction Companies and the Partnership.

TRW Hotel                           As defined n the Preamble to the Agreement.

TRW Hotel Shares                    All issued and outstanding shares of
                                    capital stock of TRW Hotel.

TRW Partnership Interest            As defined in Section 3.2(o) of the
                                    Agreement.

TRW's Knowledge                     As defined in Section 1.3 of the Agreement.

TRW Signatories                     TRW, Microwave, IS&S International,
                                    Holdings, Operating Company and TRW Hotel.

WARN Work Adjustment and Retaining Act of 1988, as amended.

                                  APPENDIX H

                           NONCOMPETITION AGREEMENT

       This NONCOMPETITION AGREEMENT ("Noncompetition Agreement") is made
this        day of            , 1996 by and between IS&S INFORMATION SYSTEMS
     ------        ----------
AND SERVICES, INC., an Ohio corporation ("Operating Company"), IS&S HOLDINGS, INC., a Delaware corporation ("Holdings" and together with Operating Company at times collectively referred to herein as the "Purchaser Group"), TRW INC. ("TRW"), an Ohio corporation.

                                   RECITALS

   A. TRW, Holdings and Operating Company are parties to a Recapitalization Agreement, dated February 9, 1996 (the "Recapitalization Agreement"), by and among TRW; TRW Microwave Inc.; TRW Hotel Company Inc.; Holdings; Operating Company; and IS&S Acquisition Corp., a Delaware corporation, whereby through a number of recapitalization transactions Operating Company has acquired TRW's Information Systems and Services Business (the "Business").

   B. In order to preserve and assure to the Purchaser Group the full anticipated benefit of the transactions contemplated by the Recapitalization Agreement, the Purchaser Group and TRW are entering into this Noncompetition Agreement.

                             TERMS AND CONDITIONS

   NOW, THEREFORE, in further consideration of the consideration received by TRW, directly or indirectly, under the Recapitalization Agreement and of the premises and of other good and valuable consideration, and intending to be legally bound hereby, the Purchaser Group and TRW hereby agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

   1.1 General: In addition to the terms defined elsewhere in this Noncompetition Agreement, this Article contains the definition of certain terms used herein. Except with respect to Sections 1.2 through and including 1.8 hereof, the headings of the Articles and Sections have been included for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Noncompetition Agreement.

   1.2 Competing Business: Means each of the businesses of providing (a) consumer credit reports to credit-granting entities, (b) information used for target marketing,

(c) business credit decision support and demographic and other information for business-to-business credit granting and direct marketing efforts and (d) property data services and title information services to entities with any need for real property information, but does not include any other business which Purchaser may hereafter conduct with the rights and assets purchased by Purchaser from TRW pursuant to the Purchase Agreement or otherwise.

   1.3 Controlled Affiliate: Means any corporation, partnership or other business entity with respect to which TRW holds, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

   1.4 Basic Covenant Term: Means the period commencing with the date of this Noncompetition Agreement and ending on the fifth anniversary of the date hereof.

   1.5 Trademark Covenant Term: Means the period commencing on the date of this Noncompetition Agreement and ending on the tenth anniversary of the date hereof.

   1.6 Covenant Territory: Means anywhere in the world in which the business and activities of the Business were conducted by the TRW Group during the fiscal year ended December 31, 1995, including, but without limitations, each state of the United States; Canada; and each other geographic territory referred to on Annex A hereto.

   1.7 TRW Group:  Means TRW and the Controlled Affiliates.

   1.8 Other Definitions and Meanings: For purposes of this Noncompetition Agreement, the term "parties" means (except where the context otherwise requires) Holdings, Operating Company and TRW, the term "person" includes any natural person, firm, association, partnership, corporation, governmental agency or other entity other than the parties; and the words "hereof", "herein", "hereby" and other words of similar import refer to this Noncompetition Agreement as a whole.

                                  ARTICLE II

            Noncompetition and Nonsolicitation; Permitted Activities
            --------------------------------------------------------

   2.1 Noncompetition Covenant: TRW hereby covenants to the Purchaser Group that during the Basic Covenant Term the TRW Group will not, for its own account or for the account of others, either as an owner, partner, joint venturer, shareholder, advisor, consultant or otherwise, participate in the promotion, financing, ownership, operation, development, selling or management of or assist in or carry on any Competing Business, through a corporation, partnership or any other medium, within or into the Covenant Territory; provided, however, that such covenant shall not preclude any member of the

TRW Group from engaging in any of the Permitted Activities. Moreover the TRW Group shall not, for a period of ten (10) years from date of Closing, directly or indirectly, use, allow to be used, or license any third party to use, the Trademark (as defined in the Trademark Agreement) in connection with a Competing Business anywhere in the Covenant Territory. The provisions of the immediately preceding sentence with respect to the Trademark shall survive termination of this Agreement for any reason. Without limiting any right or remedy available Licensee, Licensor acknowledges that breach by Licensor of the provisions of this Section 8 would cause Licensee irreparable harm for which monetary damages would be inadequate and that Licensee will be entitled to an injunction by any court of competent jurisdiction to enjoin and restrain any violation or threatened violation of this Section 8 by Licensor.

    2.2 Permitted Activities: For purposes hereof, the term "Permitted Activities" includes the following:

         (a) Acquiring and holding an equity interest in any publicly-held corporation which has a Competing Business, provided that such interest does not provide, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, contract or otherwise, and provided further that such interest does not exceed five percent (5%) of the issued and outstanding voting securities of such corporation;

         (b) Acquiring and holding a controlling interest in any corporation, partnership or other business entity having a Competing Business (a) in the calendar year preceding such acquisition, the revenues of such Competing Business constituted not more than twenty percent (20%) of the total revenues of the acquired entity and (b) at the time of acquisition, the annual revenues of the Competing Business for the preceding fiscal year were less than U.S.$50,000,000, but only until such time as such annual revenues have exceeded that amount; and

         (c) Acquiring and holding a controlling interest in any corporation, partnership or other business entity having a Competing Business whose annual revenues exceeded U.S.$50,000,000 for the preceding fiscal year if the acquiring member of the TRW Group first, (a) for sixty (60) days
                                                  -----
         from the later of(x) the date of acquisition or (y) the date on which such Competing Business may no longer be held by such member of the TRW Group, negotiates in good faith with the Purchaser for the sale of Competing Business to the Purchaser Group on terms and conditions and at a price mutually agreeable to the parties, and second, (b) within
                                                           ------
         one hundred eighty (180) days after the end of such sixty (60) day period, either transfers the Competing Business to the Purchaser Group or, if the negotiations are unsuccessful, to a person or entity which is not a member of the TRW Group.

Notwithstanding the foregoing provisions of this Section 2.2, the term "Permitted Activities" does not include the acquisition or holding of an equity interest in any of the following corporations: Dun & Bradstreet; Equifax; Trans Union; Axciom; and First Data Corporation; provided, however, that so long as the equity securities of the corporation in question are publicly traded, the acquisition or holding of an equity interest in that corporation that does not exceed five percent (5%) of its issued and outstanding voting securities shall be permitted.

        2.3 Nonsolicitation: TRW hereby covenants to the Purchaser Group that during the Covenant Term, each member of the TRW Group will not, directly or indirectly, for its own account or for the account of others, either as an owner, partner, shareholder, joint venturer, advisor, consultant or otherwise, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during the Covenant Term to cease its particular business relationship with the Business.

        TRW further covenants to the Purchaser Group that during the Covenant Term, each member of the TRW Group will not, directly or indirectly, for its own account or for the account of others, either as an owner, partner, shareholder, joint venturer, advisor, consultant or otherwise, solicit or induce any person or entity who is a director, officer, employee or agent of either the Business or any member of the Purchaser Group to terminate his, her or its relationship with, or employment by, either the Business or any member of the Purchaser Group.

        2.4 Notice and Opportunity to Cure: If, during the Basic Covenant Term or the Trademark Covenant Term, Purchaser believes any member of the TRW Group has breached or intends to breach a covenant set forth in Section 2.1 or Section
2.3 hereof, then Purchaser will provide TRW with prompt written notice of such actual or anticipated breach and afford TRW a reasonable opportunity to prevent, remedy, cure or defend against such breach, not to exceed sixty (60) days.

        2.5 Remedies: TRW hereby acknowledges and affirms that any breach of the provisions of this Noncompetition Agreement may result in irreparable injury to each member of the Purchaser Group and that a remedy at law alone may not be an adequate remedy for such a breach, and that in addition to any other remedy it may have but subject to the provisions of Section 2.4 hereof, each member of the Purchaser Group shall be entitled to enforce the specific performance of this Noncompetition Agreement and to obtain an immediate temporary injunction, without having to post bond, to prevent any threatened or further violation for this Noncompetition Agreement.

                                  ARTICLE III

                                 Miscellaneous
                                 -------------

   3.1 Severability: If any provision of this Noncompetition Agreement shall finally be determined to be unlawful, then such provision shall be deemed to be severed from this Noncompetition Agreement and every other provision of this Noncompetition Agreement shall remain in full force and effect. Notwithstanding the foregoing, TWR agrees that the provisions of this Noncompetition Agreement are reasonable as to geographic area, scope of prescribed activities and duration, but that if any court or arbitrator should find any provison of this Noncompetition Agreement not to be reasonable as to any geographical area, scope of prescribed activities or duration, then such geographical area, scope of prescribed activities shall be regarded as severable and stricken from this Noncompetition Agreement to the extent found by such court or arbitrator not to be reasonable with the result that this Noncompetition Agreement shall be in full force and effect with respect to such lesser geographic area, scope of prescribed activities or duration which such court or arbitrator determines to be reasonable.

   3.2 Notices: Any notice or other communication required or permitted to be given under this Noncompetition Agreement shall be given in the manner provided in the Recapitalization Agreement.

   3.3 Assignment: This Noncompetition Agreement shall be binding upon and inure to the benefit of the successors of each of the parties, but shall not be assignable by TRW without the prior written consent of Holdings and Operating Company. Each member of the Purchaser Group may either (i) assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to one or more lenders; (ii) assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to a purchaser or purchasers of all or substantially all of the Business(whether through a sale of assets or stock, a merger or otherwise); or (iii) assign this Noncompetition Agreement to one or more subsidiaries of any member of the Purchaser Group, provided that Purchaser gives TRW prior written notice of such assignment.

   3.4 No Third Parties: This Noncompetition Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the parties hereto.

   3.5 Governing Law: This Noncompetition Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Ohio, except where the substantive laws of another jurisdiction mandatorily apply.

   3.6 Counterparts: More than one counterpart of this Noncompetition Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

   3.7 Complete Agreement: This Noncompetition Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party relating thereto.

   IN WITNESS WHEREOF, TRW, Holdings and Operating Company have each caused this Noncompetition Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                       TRW INC.

                                       By:
                                          --------------------------------------
                                                    Authorized Officer


                                       IS&S SYSTEMS AND SERVICES, INC.

                                       By:
                                          --------------------------------------
                                                    Authorized Officer


                                       IS&S HOLDINGS, INC.

                                       By:
                                          --------------------------------------
                                                    Authorized Officer

                             ANNEX A to APPENDIX H

         [List geographic areas in which any significant business was conducted in fiscal 1995]

                                  APPENDIX J

                          TRADEMARK LICENSE AGREEMENT


     This TRADEMARK LICENSE AGREEMENT ("Trademark License Agreement") is made this ____ day of ________, 1996 by and between TRW Inc., an Ohio corporation ("Licensor"), and _______________________ ("Licensee"), the Parties hereto.


                                   WITNESSETH


     WHEREAS, Licensor and Licensee are parties to a Recapitalization Agreement dated as of _________, 1996 (the "Recapitalization Agreement") whereby through a number of recapitalization transactions Licensee has acquired the Business (as defined in the Recapitalization Agreement); and

     WHEREAS, Licensor has been engaged for many years in developing and marketing a broad range of products and services throughout the world including information products and services of the Business, and is the owner of the TRW name and the TRW trademark and service mark and logo associated therewith (such TRW mark and logo and the use of the TRW mark as a prefix in a secondary mark with another component used by the Business as of the Closing hereinafter collectively referred to as the "Trademark") that identifies its various businesses, products and services including those of the Business and symbolizes the goodwill and reputation of the business connected therewith throughout the world; and

     WHEREAS, Licensee recognizes the worldwide marketing value of Licensor's good will and reputation as symbolized by the Trademark and is desirous of using the Trademark in the Business that it is acquiring from Licensor and benefiting from its goodwill and reputation in connection with Licensee's business throughout the world; and

     WHEREAS, Licensee acknowledges that the reputation and goodwill as symbolized by the TRW name and Trademark are of great value to Licensor and that Licensor will suffer irreparable damage if Licensee engages in any activity or course of conduct which threatens to diminish or negatively impact Licensor's goodwill or reputation; and

     WHEREAS, the execution and delivery of this Agreement is a condition to closing of the transactions contemplated by the Recapitalization Agreement; and

     WHEREAS, Licensor has imposed certain terms and conditions as to the use of the Trademark which Licensee has accepted in order to protect Licensor's rights; and

     WHEREAS, the Parties wish to provide formal evidence of their Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed as follows:

     1. Definitions. Terms defined in the Recapitalization Agreement and not otherwise defined herein are used herein as such terms are defined in the Recapitalization Agreement.

     "Products and/or Services" shall mean the products and services sold or provided by Licensee in the conduct of the Business following Closing that are
(i) the same as the products and services sold or provided by Licensor prior to Closing, (ii) the same as the products and services of Licensor substantially developed by Licensor as of the Closing, and (iii) with Licensor's prior written approval, substantially similar to the products and services sold or provided and/or substantially developed for sale by Licensor prior to Closing.

     2. Subject Matter. Subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee the right to use the Trademark in association with selling throughout the world the Products and/or Services. Licensee shall, during the term of this Agreement, identify itself by stating its corporate or trade name on all the Products and Services and related promotions, advertising and public announcements. Moreover, Licensee may, for the shorter of (i) one year from the date hereof or (ii) the date that is ninety
(90) days from the termination of this Agreement, whichever is earlier, identify itself by stating that Licensee was formerly TRW Information Systems & Services Division. A list of the relevant trademark and service mark registrations and applications for registration of the Trademark throughout the world as of the date hereof is attached hereto as Schedule "A" and is incorporated herein by reference.

     3. Term. This Agreement shall continue for a term of 24 months from the date of this Agreement through and including __________, 1998 unless sooner terminated as provided below.

     4. Limitations. Notwithstanding anything in this Agreement, expressed or implied, to the contrary:

    (a) Licensee may not use the Trademark as part of any corporate, business or trading name.

    (b) Licensee may not use the Trademark other than in connection with the Products and/or Services and as allowed under Section 2 hereof. With respect to any other products or services, Licensee shall use its own name and marks. However, resellers, affiliated bureaus, distributors and agents of the Business may, during the term hereof, continue to use the Trademark in connection with the Products and/or Services within the terms, conditions and limitations of their agreements with Licensor and resellers, affiliated bureaus, distributors and agents of the Business added following Closing may, during the term hereof, use the Trademark in connection with the Products and/or Services bearing the Trademark, provided they have executed agreements with substantially similar terms, conditions and limitations governing use of the Trademark and confirming that Licensor retains all right, title and interest to the Trademark.

     (c) Licensee may not assign its rights or obligations under this Agreement to any other person without the express prior written approval of Licensor, which Licensor may withhold in its sole discretion, provided, however, that Licensor will cooperate with Licensee in granting written licenses by Licensor to use the Trademark to such legal entities related to or succeeding Licensee in connection with the Business as Licensee may select, provided any such entities expressly undertake in writing to be bound by terms, conditions and limitations substantially identical to those of this Agreement. Licensor, however, shall have the right to assign this Agreement and its rights hereunder.

     (d) Any and all use of the Trademark by Licensee shall inure to the benefit of Licensor and Licensee acknowledges that Licensor owns all right, title and interest to the Trademark and, except as set forth in this Agreement, reserves all rights thereto, specifically including, without limitation, all rights to license or authorize use of the Trademark.

     (e) Following the Closing, Licensee shall be permitted to utilize in the conduct of the Business all inventories, existing as of the Closing, of marketing collateral, including brochures, product and service descriptions, catalogs and similar material, manuals, instruction materials, packaging and other printed material with or without modifying the same, provided that Licensee uses reasonable efforts to advise the users and/or recipients that the new source of such Products and Services is Licensee and not Licensor.

     5. Fees. Upon execution of this Agreement, Licensee shall pay to TRW, by wire transfer in immediately available funds to the account previously specified in writing by TRW, the sum of Twenty-Six Million Dollars ($26M) as a lump sum paid-up by royalty for the use of the Trademark in connection with the Products and/or Services during the term of this Agreement.

     6. Quality Control. In order to assure the quality and nature of the Products and/or Services bearing the Trademark and protect the reputation of
Licensor:

     (a) Licensor acknowledges that the quality standards, specifications, and related policies, procedures and processes for products and/or services bearing the Trademark as of the Closing (the "Standards") are deemed acceptable to Licensor and Licensee agrees to continue to maintain the quality of the Products and/or Services bearing the Trademark consistent with Licensor's Standards in effect prior to Closing.

     (b) On or before the twentieth day of each calendar quarter during the term of this Agreement, Licensee shall make available for Licensor's review copies of all material complaints, claims, suggestions and regulatory or judicial inquiries, requests, recommendations, actions or orders ("Comments") as to the Products and/or Services bearing the Trademark as embodied in any medium of tangible expression from third parties received by Licensee at its principal offices, and all correspondence from or to such third party concerning any Comments received during the preceding quarter.

     (c) Licensor shall have the right to enter Licensee's premises, upon reasonable prior notice during regular business hours, and have the right to inspect and examine the Products and/or Services bearing the Trademark and to review all records of Licensee relating to the quality of the Products and/or Services bearing the Trademark. Licensor shall be able to exercise such right, as a minimum, every four months and in any case where an event may arise that, in its reasonable good faith judgment, requires such on-site review. Licensor shall conduct such activities in a manner not to interfere with Licensee's business operations.

     (d) In the event that any Products and/or Services bearing the Trademark are found by Licensor or its designee not to meet the Standards, Licensor shall so notify Licensee in writing. Licensor shall specify to Licensee in reasonable detail the respects in which the Standards are not being met and, unless Licensee, within ninety (90) days of its receipt of such notice, takes corrective measures which reasonably rectify the deficiency, Licensee's right to use the Trademark shall immediately terminate upon notice to that effect from Licensor and this Agreement shall thereupon terminate.

     7. Intellectual Property Control. (i) Licensee undertakes to use reasonable efforts to cooperate with Licensor, at Licensor's expense, in protecting the Trademark. In furtherance of such purposes Licensee shall:

     (a) Use the Trademark only in accordance with the terms of this Agreement;

     (b) At Licensor's request, affix appropriate trademark and service mark notations (e.g. "TM" or "(R)") and wording and otherwise make proper use of the Trademark by using it as a proprietary trademark and/or service mark and indicating that the Trademark is owned by Licensor and used by Licensee with Licensor's permission, on all promotional and advertising materials and Products and/or Services;

     (c) Not use any name, mark, device, symbol, insignia, designation, labeling or packaging in connection with the Trademark, other than such of the foregoing as Licensee may from time to time use in the ordinary course of Licensee's conduct of the

     Business, without the prior written approval of Licensor, and not apply to register the Trademark in any manner anywhere in the world, with or without a secondary component;

     (d) Comply with all applicable laws and regulations with respect to the production, distribution and sale of the Products and Services; and

     (e) Execute documents and take such reasonable actions as may be required by Licensor in connection with the protection of the Trademark and the registrations thereof, including, without limitation, cooperate with Licensor in executing and filing Registered User Agreements as necessary or desirable, and in applying to register and renew registrations of the Trademark in such classes and countries as Licensor may wish to do so in its sole discretion.

     (ii) Each of Licensee and Licensor shall promptly provide the other written notice in the event either party becomes aware of any actual or threatened use of the Trademark in connection with a Competing Business (as defined in the Non-Competition Agreement) by any third party. In such event, Licensor shall have the first right at its own expense to take such action, including the initiation of legal proceedings, to prevent and terminate such use. If within ninety (90) days, Licensor elects not to pursue any action, Licensee shall then have the right, at its own expense, to take such action, including the initiation of legal proceedings, to prevent and terminate such use. The party conducting such action shall control its conduct and the other party shall cooperate in any such proceeding, such cooperation to include, without limitation, the joining of the other party as a party to the action when either party is required by law to join the other party to such an action in order to bring the action. Any recovery in any such action or proceeding shall first be paid to reimburse the parties for their respective out-of-pocket expenses associated with such action or proceeding (such amounts to be paid on a pro rata basis in the event any recovery is less than the total of the parties' out-of-pocket expenses) and any remaining recovery shall be paid to Licensee.

     (ii) Licensor shall, at its own expense, file all applications, affidavits and other documents necessary to maintain the effective registration of the Trademark in the United States Patent and Trademark Office and in each other country in which the Trademark is registered in connection with the Business on the date of Closing but Licensor and/or Licensee shall not apply to register any marks that include the Trademark in connection with the Business.

     8. Termination. Notwithstanding anything to the contrary, this Agreement shall automatically terminate upon notice by Licensor to Licensee upon the occurrence of any of the following events:

     (a) Breach by Licensee of any material term or condition of this Agreement, which breach is not cured within ninety (90) days after Licensee's receipt of written notice setting forth the particular breach. It is expressly understood that breach of the Standards shall be governed by the provisions of Section 5(d).

     (b) Any assignment of Licensee's assets or business for the benefit of creditors, or appointment of a trustee or receiver, or like official to administer or conduct the business of Licensee or adjudication in any legal proceeding that Licensee is either insolvent or otherwise unable to meet its financial obligations as they become due or is a voluntary or involuntary bankrupt.

     (c) Licensee or all or substantially all of its operations or assets are confiscated, nationalized or expropriated or in any other manner controlled, either directly or indirectly, by any government, national, state or municipal, or any agency thereof.

     (d) Licensee engages in any course of conduct or activities which generate materially negative national publicity asserting that Licensee's business practices do not conform to applicable law or standard industry practices and the TRW name, mark and/or logo is referenced in a negative manner in two or more print or television or radio media with national circulation or exposure over the course of any week or is the subject of significant use on the Internet over the course of any week and which negative publicity is not responded to by Licensee in a reasonable period after Licensee receives notice of such from Licensor with Licensee's press releases and written responses directly to the media outlets creating such publicity, and if appropriate, to the customer, consumer or government agency that is the subject of such publicity and/or with nationally published advertisements of Licensee. Such press releases, responses and/or advertisements of Licensee shall (i) announce that corrective action is being undertaken, if in Licensee's reasonable judgment, that is necessary or desirable, to maintain legal and industry standards, and (ii) clarify, among other things, that Licensee is a separate legal entity that has acquired the Business which was formerly Licensor's and which Business is no longer operated by TRW.

     9. Rights Upon Termination. The parties expressly agree that upon termination or expiration of this Agreement, Licensee's right to make any use whatsoever of the Trademark shall immediately and permanently cease. Licensee shall thereafter immediately and permanently discontinue and any all further use of the Trademark and take any further steps, at Licensor's expense, reasonably required to effectuate and confirm the exclusive rights of Licensor in and to the Trademark throughout the world. To that end, Licensee shall immediately execute any and all appropriate documents and shall also assist Licensor in terminating any Registered User agreements and registrations. Specifically, without limitation of the foregoing, Licensee shall cooperate fully and assist Licensor, at Licensor's expense, in protecting the Trademark and the registrations thereof throughout the world. In the event this Agreement terminates for any reason prior to the date that is 24 months from the date hereof,

Licensee and the resellers affiliated bureaus, distributors and agents of the Business that have the right to use the Trademark shall have the right for a period of ninety (90) days thereafter to use up their existing inventory of written materials selling or providing the Products and/or Services bearing the Trademark, provided that Licensee affixes stickers with its own trademark and/or service mark, to the extent necessary, to clarify the identity of the source of the Products and/or Services.

     10. Failure to Enforce Agreement. Any failure by Licensor to enforce at any time or for any period of time any term or condition of this Agreement shall not be deemed a waiver of such term or condition or of any other term or condition.

     11. Notice. All notices and communications required or permitted to be given under this Agreement will be written in English and will be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission or, if mailed, three (3) days after deposit in the official mail as registered or certified air mail, postage prepaid and addressed to the other party at their respective addresses set forth below, unless a different person or address shall have been designated by notice:

     To Licensee:                        _____________________________
                                         _____________________________
                                         _____________________________
                             Telefax:    _____________________________
                             Attention:  _____________________________

     To Licensor:                        TRW Inc.
                                         1900 Richmond Road
                                         Cleveland, Ohio  44124 U.S.A.
                             Telefax:    (216) 291-7070
                             Attention:  Secretary

     12. Successors. This Agreement shall be binding on the successors to the Parties hereto subject to the provisions of Paragraph 3(c).

     13. Entire Agreement. This Agreement, which may not be amended or modified, except in writing executed by both parties, together with the Recapitalization Agreement, is the entire Agreement between the parties with respect to its subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties between the parties with respect to the subject matter hereof, whether written or oral.

     14. Survival of Obligations. Other provisions hereof notwithstanding, any obligation of a party incurred under this Agreement prior to the termination or expiration hereof will survive such termination or expiration.

     15. Headings. The headings and titles to the paragraphs of this Agreement are inserted for convenience only and will not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     16. Controlling Law. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Ohio, except where the substantive laws of another jurisdiction mandatorily apply.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                        Licensor:

Witness:                                TRW Inc.

                                        By:
- -----------------------------------         ------------------------------
Name:                                   Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------


Witness:                                Licensee:

                                        By:
- -----------------------------------         ------------------------------
Name:                                   Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                                   Prepared February 5, 1996

                          Trademark License Agreement

                                  Schedule "A"

              TRADEMARK REGISTRATIONS AND APPLICATIONS FOR THE TRW
                   TRADEMARK IN CONNECTION WITH THE BUSINESS

- -----------------------------------------------------------------------------------------------------
                                      App./Reg.   App./Reg.
Country               Mark             Number      Date       Class           Goods
- -----------------------------------------------------------------------------------------------------
Argentina         TRW Block/1/         1383876    1/31/92     36       Financial services.
- ------------------------------------------------------------------------------------------------------
Australia         TRW Beam Logo/2/     B526296    4/1/90      36       Financial services.
- ------------------------------------------------------------------------------------------------------
Austria           TRW Beam Logo/2/     136383     7/4/91      36       Financial services.
- ------------------------------------------------------------------------------------------------------
Benelux           TRW Block/1/         477356     12/15/89    36       Financial services.
- ------------------------------------------------------------------------------------------------------
Brazil            TRW Block/1/         815471084  6/16/92     36.10    Financial services.
                                                              36.20
                                                              36.70
- ------------------------------------------------------------------------------------------------------
Canada            TRW Beam Logo/2/     429273     6/24/94     N/A      Financial services.
- ------------------------------------------------------------------------------------------------------
Canada            TRW Block/1/         425462     3/25/94     N/A      Financial services.
- ------------------------------------------------------------------------------------------------------
Chile             TRW Block/1/         355038     5/11/90     36       Financial services.
- ------------------------------------------------------------------------------------------------------
China             TRW Block/1/         543838     2/20/91     16       Business documents, pamphlets,
                                                                       brochures, stationery./3/
- ------------------------------------------------------------------------------------------------------





- --------------------------------
        /1/    Capital letters.
        /2/    The current TRW logo.
        /3/    Used also in connection with other TRW business besides IS&S.

                                                  Prepared February 5, 1996

                          Trademark License Agreement

                                  Schedule "A"

- -------------------------------------------------------------------------------------------------------------
                                        App./Reg.    App./Reg.
Country             Mark                Number        Date      Class     Goods
- -------------------------------------------------------------------------------------------------------------
France              TRW Block/1/        1626023      12/21/89   36        Financial services.
- -------------------------------------------------------------------------------------------------------------
Germany             TRW Beam Logo/2/    2050215      11/23/93   36        Financial services.
- -------------------------------------------------------------------------------------------------------------
Greece              TRW Block/1/        97009        1/14/92    16        Printed matter and publications./3/
- -------------------------------------------------------------------------------------------------------------
India               TRW Beam Logo/2/    App. 522734  1/12/90    16        Prints and publications./3/
- -------------------------------------------------------------------------------------------------------------
Ireland             TRW Beam Logo/2/    B137872      12/18/89   16        Printed matter and printed
                                                                          publications./3/
- -------------------------------------------------------------------------------------------------------------
Italy               TRW Beam Logo/2/    588359       2/25/93    36        Financial services.
- -------------------------------------------------------------------------------------------------------------
Japan               TRW Beam Logo/2/    1870843      6/27/86    26        Printed matter, paintings,
                                                                          calligraphs, sculptures,
                                                                          photographs, accessories for any
                                                                          of these./3/
- -------------------------------------------------------------------------------------------------------------
Japan               TRW Block/1/        2596906      11/30/93   26        Printed matter, paintings,
                                                                          calligraphs, sculptures,
                                                                          photographs, accessories for any
                                                                          of these./3/
- -------------------------------------------------------------------------------------------------------------
Korea                TRW Beam Logo/2/   13751        3/20/91    102       Financial services.
- -------------------------------------------------------------------------------------------------------------


- --------------------------------
        /1/ Capital letters.
        /2/ The current TRW logo.
        /3/ Used also in connection with other TRW businesses besides IS&S.

                                                    Prepared February 5, 1996

                          Trademark License Agreement

                                 Schedule "A"

- -----------------------------------------------------------------------------------------------------------
                                        App./Reg.     App./Reg.
 Country            Mark                Number          Date     Class          Goods
- -----------------------------------------------------------------------------------------------------------
Korea               TRW Block/1/        13750         3/20/91    102    Financial services.
- -----------------------------------------------------------------------------------------------------------
Mexico              TRW Beam Logo/2/    453785        4/26/93    36     Financial services.
- -----------------------------------------------------------------------------------------------------------
Mexico              TRW Block/1/        381345        8/20/90    36     Financial services.
- -----------------------------------------------------------------------------------------------------------
Norway              TRW Beam Logo/2/    147850        12/5/91    36     Financial services.
- -----------------------------------------------------------------------------------------------------------
Portugal            TRW Block/1/        261373        8/6/92     36     Financial services.
- -----------------------------------------------------------------------------------------------------------
Spain               TRW Block/1/        1542053       2/3/92     36     Financial services.
- -----------------------------------------------------------------------------------------------------------
Switzerland         TRW Beam Logo/2/    App. 9433/89  12/12/90   16     Printed matter and publications./3/
- -----------------------------------------------------------------------------------------------------------
Taiwan              TRW Beam Logo/2/    48055         10/16/90   12     Financial services.
- -----------------------------------------------------------------------------------------------------------
Taiwan              TRW Block/1/        47925         10/16/90   12     Financial services.
- -----------------------------------------------------------------------------------------------------------
Turkey              TRW Beam Logo/2/    127220        12/10/90   N/A    Computers, computer discs and
                                                                        computer programs; books,
                                                                        magazines, brochures,
                                                                        monographs and business forms./3/
- -----------------------------------------------------------------------------------------------------------


- ------------------------------------
        /1/    Capital letters.
        /2/    The current TRW logo.
        /3/    Used also in connection with other TRW businesses besides IS&S.

                                                     Prepared February 5, 1996

                          Trademark License Agreement

                                  Schedule "A"

 -----------------------------------------------------------------------------------------------
                                  App./Reg.      App./Reg.
Country            Mark           Number          Date     Class          Goods
- ------------------------------------------------------------------------------------------------
Turkey             TRW Block/1/  127221         12/10/90  N/A       Computers, computer discs
                                                                    and computer programs;
                                                                    books, magazines, brochures,
                                                                    monographs and business
                                                                    forms./3/
- ------------------------------------------------------------------------------------------------
United             TRW Beam       App. 1572614    5/19/94   36      Financial services
Kingdom            Logo/2/
- ------------------------------------------------------------------------------------------------
United States      TRW Beam       1362434         9/24/85   36      For assembling and reporting
                   Logo/2,4/                                        of credit information.
- ------------------------------------------------------------------------------------------------
Venezuela          TRW Block/1/    App. 1709-90    2/6/90    36     Financial services.
- ------------------------------------------------------------------------------------------------


- -------------------------------
        /1/     Capital letters.
        /2/     The current TRW logo.
        /3/     Used also in connection with other TRW businesses besides IS&S.
        /4/     With few exceptions, use of the TRW Trademark/service mark (as opposed to the TRW name) in connection with the Business is in the U.S. and in the logo form.

                                  APPENDIX P

                           THE SHAREHOLDERS AGREEMENT
                          CONTINUING SHAREHOLDER TERMS


Continuing Shareholder:         Microwave

Lead Investors:                 Affiliates of Bain Capital, Inc. and Thomas H.
                                Lee Company that are shareholders of Holdings.

Restrictions on Transfer:       The Continuing Shareholder may transfer or
                                otherwise sell any of its shares to any person other than a competitor of the Company. In addition, prior to the sale of all or any portion of the Continuing Shareholder's shares, the Company will have the right to purchase such shares at a price equal to any bona fide third party offer.

Co-Sale: Except in the case of a public offering, the Continuing Shareholder will have pro rata tag-along rights and be subject to pro rata drag-along rights with respect to shares of common stock (including shares of common stock issued upon conversion of preferred stock) when the Lead Investors sell shares of the Company to third parties.

Registration Rights:            The Continuing Shareholder will have piggyback
                                registration rights with respect to the
                                preferred shares and shares of common stock which are subject to pro rata cut backs with the Lead Investors.

Preemptive Rights:              Only in the event of equity sales to the Lead
                                Investors. No preemptive rights for sales to parties other than the Lead Investors.

Anti-Dilution Provisions:       Anti-dilution provisions, if any, in addition to
                                the preemptive rights above, will be the same as those for the Lead Investors. Incentive options for management or consultants to Holdings will not trigger an anti-dilution adjustment.

Board Representation:           The Continuing Shareholder will have one Board
                                seat as long as it owns at least the number of shares of common stock that equal the number of shares of common stock owned by the Continuing
                                Shareholder immediately following the
                                consummation of the Recapitalization, after giving effect to stock splits, stock dividends, recapitalizations and the like.

                                  APPENDIX R

                           INDEMNIFICATION AGREEMENT


     THIS AGREEMENT is made this ___ day of _____, 1996, by and among TRW INC. ("TRW"), an Ohio corporation, IS&S HOLDINGS, INC. ("Holdings"), a Delaware
                                                    --------
corporation, INFORMATION SYSTEMS AND SERVICES, INC. ("Operating Company"), an
                                                      -----------------
Ohio corporation, and EXPERIAN CORPORATION ("Purchaser"), a Delaware corporation.

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the parties to this Agreement, together with TRW IS&S International, Inc., an Ohio corporation, TRW Hotel Company Inc., an Ohio corporation, and TRW Microwave Inc., a California corporation, have entered into a Recapitalization Agreement (the "Recapitalization Agreement"), dated February
                                   --------------------------
9, 1996, providing for the recapitalization of the business of TRW Information Systems & Services (the "IS&S Business");
                         -------------

     WHEREAS, the Purchaser has decided to offer and sell securities through a subsidiary in connection with the financing of the recapitalization of the IS&S Business (the "Recapitalization"); and
               ----------------

     WHEREAS, pursuant to the terms of the Recapitalization Agreement, it is a condition to the obligations of the members of the TRW Group (as defined in the Recapitalization Agreement) to consummate the Recapitalization that Holdings, Operating Company, Purchaser and TRW enter into this Agreement.

     NOW THEREFORE, in consideration of the premises and of other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

     1.1.  Indemnity


     1.1.1.  Indemnification.  Subject to Section 1.1.2 below, Holdings and
             ---------------
Operating Company (the "Indemnifying Parties") will jointly and severally
                        --------------------
indemnify, defend, and hold harmless TRW and its subsidiaries and affiliates, and their respective past, present and future officers, directors, employees, representatives, controlling persons and agents (the "Indemnified Parties") from
                                                      -------------------
and against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees incurred in connection with such liabilities, damages, losses, claims, costs and expenses) (collectively, "Losses") arising out of or resulting from
                                    ------
any offer or sale of securities in
connection with the financing of all or any portion of the Purchase Price (as defined in the Recapitalization Agreement), including, without limitation, (a) liabilities directly or indirectly resulting from statements made, whether oral or written, or acts by any employee of TRW, including employees of the IS&S Business, in connection with such offer or sale, and (b) liabilities resulting from information furnished to Purchaser or its agents for use in a registration statement, preliminary prospectus, prospectus, or any amendment or supplement thereto in connection with such offer or sale (the "Indemnification").
                                                    ---------------

     1.1.2.  Limitation on Indemnifying Parties Indemnification.  The
             --------------------------------------------------
Indemnified Parties shall not be entitled to Indemnification for (i) any Losses, arising out of or resulting from any actions which are determined by a final judicial decision to be fraud on the part of the Indemnified Parties, other than employees of the IS&S Business, (in which event such Indemnified Party will reimburse the Indemnifying Parties for all amounts previously paid to such Indemnified Party by the Indemnifying Parties under this Agreement in connection with the Losses arising from such fraud); (ii) any oral or written information or statements furnished by any of the Indemnified Parties, other than employees of the IS&S Business, to any person or entity (other than in the normal course of its business operations or in the discharge of its disclosure obligations under the securities laws to furnish information to its stockholders and the financial markets) other than (w) Purchaser or Purchaser's subsidiaries, (x) Purchaser or Purchaser's agents or advisers, (y) Ernst & Young LLP, or (z) any other person whom such Indemnified Party reasonably believed was acting on behalf of any of the persons or entities described in the preceding clauses (w),
(x) or (y); or (iii) any diminution in the value of the shares of capital stock in Holdings held by TRW or TRW's affiliates.

     1.1.3.  Overlapping Indemnification Claims.  To the extent any set of facts
             ----------------------------------
(the "Facts") shall give rise to a Claim (as defined in Section 1.2 below) by
      -----
the Indemnified Parties under this Section 1.1 and the Facts shall also give rise to a claim under the Recapitalization Agreement by the Transaction Companies (as defined therein) pursuant to the provisions of Section 9.2(a)(ii) of the Recapitalization Agreement, the Indemnified Parties shall be entitled to Indemnification for Losses pursuant to the provisions of this Agreement by the Indemnifying Parties without setoff for any claim based on the Facts which might be asserted under the provisions of clause (i) or (ii) of Section 9.2(a) of the Recapitalization Agreement until such time as the parties shall have agreed to (or there shall have been a final settlement or full payment shall have been made in respect of a final judicial decision as to) the scope and extent of the Losses. Following any such agreement, settlement or decision, the parties shall determine the scope and extent of the Losses (as defined in the Recapitalization Agreement) of the Transaction Companies under the provisions of Section 9.2(a)(i) of the Recapitalization Agreement in respect of the Facts. The parties shall seek to resolve any disputes regarding the application of the provisions to which reference is made in this Section 1.1.3 in accordance with the provisions of Section 11.7 of the Recapitalization Agreement.

     1.2.   Defense of Actions.  If an Indemnified Party desires to make a claim
            ------------------
against the Indemnifying Parties under Section 1.1 hereof, then such claim will be made in the following manner and be subject to the following terms and conditions:

     a. Notice: The Indemnified Party will give prompt written notice to the Indemnifying Parties of any demand, claim or threat of litigation or the actual institution of any action, suit or proceeding (collectively, a "Claim") served on or instituted against the
                              -----
            Indemnified Party with respect to which the Indemnified Party believes it would have a right of indemnification under Section 1.1 hereof. In providing such notice, the Indemnified Party will only state the existence of such Claim and need not admit or deny the validity of the facts or circumstances out of which such Claim arose. The failure to give such notice will not relieve the Indemnifying Parties from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Parties.

     b. Responsibility for Defense: Within thirty (30) days after receipt of any such notice, but not less than five (5) working days prior to the time the Indemnified Party is required to respond to a Claim, the Indemnifying Parties shall, by giving written notice to the Indemnified Party, assume responsibility for the defense of the Claim (thereby becoming the "Defending Party") in the name of the
                                         ---------------
            Indemnified Party; provided, however, that the Indemnifying Parties and the Indemnified Party may agree at such time or at any time thereafter that the Indemnified Party will assume defense of such Claim (thereby becoming the "Defending Party") in which event the
                                         ---------------
            Indemnifying Parties will reimburse the Indemnified Party for the costs of defending against such Claim, including reasonable attorneys' fees and expenses, and will be responsible for any Losses the Indemnified Party may suffer as a result of such Claim, if, but only to the extent that, the Indemnified Party is in fact entitled to indemnification under this Agreement with respect to such Claim. Subject to the provisions of Sections 1.2(c), 1.2(d), 1.2(e) and 1.2(f) hereof, the Defending Party will have full authority to defend, cure, adjust, compromise or settle such Claim or appeal any judgment or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party. The parties who are not the Defending Party shall reasonably cooperate in the defense of any action for which an Indemnified Party seeks indemnification under this Agreement.

     c. Right to for Participate: Notwithstanding a Defending Party's responsibility for the defense of a Claim, the other party will have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and, upon receiving a written request from the other party, the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim and provide the other party with copies of all pleadings and material correspondence relating to such Claim.

     d. Equitable or Injunctive Relief: In the event that a Claim seeks equitable or injunctive relief, the Indemnified Party may, at its option, and notwithstanding anything to the contrary in Section 1.2(b) hereof, assume responsibility for the defense of such portion of the Claim seeking equitable or injunctive relief. In the event that pursuant to the preceding sentence the Indemnified Party has assumed responsibility for the defense of such portion of the Claim as seeks equitable or injunctive relief, the Indemnifying Parties will reimburse the Indemnified Party for the costs of defending the Claim including reasonable attorneys' fees and expenses, and the Indemnifying Parties will remain monetarily responsible for any and all Losses the Indemnified Party may suffer as a result of such Claim, if, but only to the extent that, such defense costs and such Losses are otherwise subject to indemnification pursuant to this Agreement.

     e. Financial Difficulty: In the event that any of the Indemnifying Parties is subject to Financial Difficulty (as defined below), the Indemnified Party may, at its option, and notwithstanding anything to the contrary in Section 1.2(b) hereof, assume responsibility for the defense of any Claim then pending. In the event that pursuant to the preceding sentence the Indemnified Party has assumed responsibility for the defense of such Claim, the Indemnifying Parties will reimburse the Indemnified Party for the costs of defending the Claim including reasonable attorneys' fees and expenses, and the Indemnifying Parties will remain monetarily responsible for any and all Losses the Indemnified Party may suffer as a result of such Claim, if, but only to the extent that, such defense costs and such Losses are otherwise subject to indemnification pursuant to this Agreement. "Financial Difficulty"
                                                         --------------------
            shall mean:

               (1) that there shall have occurred and be continuing any of the following events under the governing instrument or agreement relating to any Indemnifying Party's indebtedness for borrowed money which has an unpaid principal amount in excess of $25,000,000 ("Debt"): (A) such Indemnifying Party shall have
                             ----
               failed to pay when due the principal of, or interest on, the Debt and such failure shall not have been cured, waived or otherwise remedied within thirty (30) days of such failure, (B) the holder(s) of any Indemnifying Party's Debt shall have accelerated the payment of the entire principal amount thereof, or (C) such Indemnifying Party shall have failed to comply with the financial covenants set forth in any such governing instrument or agreement and such failure shall not have been cured, waived or otherwise remedied within sixty (60) days of such failure;

               (2) that such Indemnifying Party shall have commenced or become subject to a case under Title 11 of the United States Code or shall be adjudged or found by a court of competent jurisdiction to be bankrupt or insolvent; or

               (3) there shall have occurred the sale of all or substantially all of the assets of the Indemnifying Parties.

          During the pendency of any Claim, the Indemnifying Parties will promptly provide the Indemnified Parties with a copy of any notice sent to or received from the holder of any Debt to the effect that any event constituting a Financial Difficulty has occurred.

     f. Settlement: A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept, in which event the other party will within five (5) business days after receipt thereof provide the Defending Party with a written notice (a "Response
                                                                --------
          Notice") to the effect that (i) the other party consents to the settlement or (ii) the other party objects to the settlement, and in which event the following additional provisions will apply:

               (1) In the event that the other party (i) consents to the settlement in a timely Response Notice, or (ii) fails to provide the Defending Party with a timely Response Notice, the Defending Party will have the right to propose or accept, as the case may be, such settlement and to enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement.

               (2) When the Defending Party is also an Indemnifying Party, and the Indemnified Party objects to the settlement by means of a timely Response Notice, then the Defending Party may, if it so elects, and provided that the settlement in question is purely monetary in nature and provides for a complete release of the Claim, tender the defense of the Claim to the Indemnified Party by tendering the Indemnified Party the amount of money proposed to be paid in settlement of the Claim (the "Tendered Amount"), in
                                                           ---------------
               which case the Defending Party will have no further liability to the Indemnified Party hereunder with respect to such Claim, and in which case the Indemnified Party will have full responsibility for any and all defense costs and Losses thereafter resulting from such Claim (the "Indemnified Party's Costs") and, in
                                     -------------------------
               addition, once the Indemnified Party's Costs have been fully and finally determined, will reimburse the Defending Party for the amount (if any) by which the Tendered Amount exceeds the Indemnified Party's Costs.

               (3) When the Defending Party is the Indemnified Party, the Claim in question is not one that the Indemnified Party assumed responsibility of pursuant to Section 1.2(d) or 1.2(e) hereof, and the Indemnifying Parties object to the settlement by means of a timely Response Notice, the Indemnifying Parties will have the right to assume responsibility for the defense of the Claim by delivering with the Response Notice a notice in the form contemplated by the first sentence of Section 1.2(b) hereof. If the Indemnifying Parties fail to exercise such right, and if the settlement in question would impose purely monetary obligations on the Indemnifying Parties, the Defending Party will have the right to propose or accept, as the case may be, such settlement and to enter into any agreement, in its own name and/or in the name of the Indemnifying Parties, giving legal effect to all aspects of such settlement, whereupon, if, but only to the extent that, the Defending Party is entitled to indemnification from the Indemnifying Parties in respect to the Claim, the amount paid under the terms of such settlement will be deemed to be Losses subject to indemnification to the extent, and only to the extent, such settlement is reasonable under all the facts and circumstances at the time of the settlement. Otherwise, Losses subject to indemnification will be deemed to be that portion of the amount paid under the terms of such settlement that would have been reasonable to pay under the terms of such settlement under all of the facts and circumstances at the time of such settlement.

               (4) Except as provided in Section 1.2(f)(3) hereof, the Defending Party will have no authority to enter into any proposed settlement that the other party has objected to by means of a timely Response Notice. If the other party has acted unreasonably in objecting to a proposed settlement by means of a timely Response Notice, and the Defending Party did not have either the right to tender the defense of the Claim in question to the other party pursuant to Section 1.2(f)(2) hereof or the right to enter into the proposed settlement of the Claim pursuant to Section 1.2(f)(3) hereof, then the other party will indemnify the Defending Party against any and all Losses that the Defending Party may suffer as a result of such unreasonable objection.

                                   ARTICLE 2

                                 Miscellaneous

     2.1.  Term.  Upon execution by the parties hereto, this Agreement shall
           ----
become effective as of February 9, 1996 and shall terminate on that date which is six years and thirty days from the later of (i) the Closing Date (as defined in the Recapitalization Agreement) or (ii) the effective date of any registration statement filed with the Securities and Exchange Commission in connection with the financing of the Purchase Price (as defined in the Recapitalization Agreement), except in the case where indemnification is based on a claim of fraud or concealment and any person is able to sustain a tolling of the applicable statute of limitations.

     2.2.  Notices.  All notices, requests and other communications required or
           -------
permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three (3) days after mailing registered or certified air mail, return receipt requested, with postage prepaid to the following addresses (or to such other address as the notified party shall have most recently designated to the notifying party in writing pursuant to this Section):

     If to TRW:             TRW Inc.
                            1900 Richmond Road
                            Cleveland, Ohio  44124
                            Attention:  Secretary

     If to Holdings,
     Operating Company,
     or Purchaser:          Experian Corporation
                            c/o Ropes & Gray
                            One International Place
                            Boston, Massachusetts 02110
                            Attention: Peter H. Dodson

     2.3.  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the laws of the State of New York.

     2.4.  Entire Agreement.  This Agreement constitutes the entire Agreement
           ----------------
and understanding between the parties, and supersedes all oral statements and other understandings relating hereto.

     2.5.  Effect.  This Agreement shall be binding on and inure to the benefit
           ------
of the parties hereto and their respective successors and assigns.

     2.6.  Satisfaction of Conditions to TRW's Recapitalization Agreement
           --------------------------------------------------------------
Obligations.  TRW acknowledges and agrees that the execution of this Agreement
- -----------
by Purchaser, Holdings, Operating Company and TRW shall satisfy fully the condition of Section 5.2(k) of the Recapitalization Agreement.

     2.7.  Dispute Resolution, Consent to Jurisdiction, Waiver of Jury Trial.
           -----------------------------------------------------------------
The parties to this Agreement agree that the terms and provisions of Sections 11.7, 11.15 and 11.16 of the Recapitalization Agreement pertaining to dispute resolution, consent to jurisdiction and waiver of jury trial, respectively, shall apply to this Agreement as if such Sections were included herein and (i) references to Section 11.6 in those Sections should be understood to mean
Section 2.2 of this Agreement for all actions, suits or proceedings arising out of or based upon this Agreement and (ii) references to "this Agreement" and "Other Agreements or the subject matters hereof or thereof" in those Sections should be understood to mean this Indemnification Agreement exclusively.

     IN WITNESS WHEREOF, the undersigned have set forth their signatures as of the date first shown above.


Attest                               TRW INC.


By:________________________          By:______________________________
                                     Title:

Attest                               IS&S Holdings, Inc.


By:_________________________         By:______________________________
                                     Title:

Attest                               Information Systems and Services, Inc.



By:________________________          By:______________________________
                                     Title:

Attest                               Experian Corporation


By:________________________          By:______________________________
                                     Title: